UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Pennsylvania Real Estate Investment Trust

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 30, 2014

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust will be held on Friday, May 30, 2014 at 11:00 a.m. Eastern Time at the Union League, 140 South Broad Street, Philadelphia, Pennsylvania 19102 for the following purposes:

(1)	To elect nine trustees nominated by the Board of Trustees and named in this Proxy Statement for a term expiring at the 2015 Annual Meeting of Shareholders;

(2)	Advisory approval of the Company’s executive compensation;

(3)	To ratify the selection of KPMG LLP as our independent auditor for 2014; and

(4)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Our Board of Trustees has fixed the close of business on April 11, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting. Please note that the Union League has a dress code, which is available at www.unionleague.org/dress-code.php. Whether or not you expect to attend the meeting in person, please complete, sign and date the enclosed proxy card and return it promptly so that your shares may be voted. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Trustees

BRUCE GOLDMAN

Secretary

Philadelphia, Pennsylvania

April 22, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 30, 2014:

This Proxy Statement and PREIT’s Annual Report to Shareholders for the fiscal year ended December 31, 2013 are available at www.preit.com by clicking on “Investor Relations,” then clicking on “SEC Filings” and then clicking on “Proxy Statements” or “Annual Reports,” respectively.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

200 South Broad Street

Philadelphia, Pennsylvania 19102

www.preit.com

PROXY STATEMENT

VOTING INFORMATION

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust, or PREIT, will be held on Friday, May 30, 2014 at 11:00 a.m. Eastern Time at the Union League, 140 South Broad Street, Philadelphia, Pennsylvania 19102. We are mailing this Proxy Statement on or about April 24, 2014 to each holder of PREIT’s issued and outstanding common shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We are mailing our Annual Report to Shareholders for the fiscal year ended December 31, 2013 together with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

Shareholders Entitled to Vote

We have fixed the close of business on April 11, 2014 as the record date for the Annual Meeting. All holders of record of PREIT’s common shares of beneficial interest at that time are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, 68,741,417 common shares of beneficial interest were outstanding.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of PREIT and to fulfill the objectives of the majority voting standard that we apply in the election of trustees. If you are receiving this Proxy Statement from a broker, bank or other financial institution, please review the proxy materials and follow the instructions on the voting instruction form to communicate your voting instructions to your broker, bank or other financial institution. We hope you will exercise your rights and fully participate as a shareholder of PREIT.

How to Vote

We hope you will attend the Annual Meeting. Whether or not you expect to attend the meeting in person, please complete, sign, date and return the enclosed proxy card in the accompanying envelope so that your shares will be represented. The envelope is addressed to our transfer agent and requires no postage. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxy cards received, or submit your voting instructions with respect to each account by mail, telephone or through the Internet, so that all of your shares will be voted.

Shares Held through a Broker, Bank or Other Financial Institution

If you hold your shares through a broker, bank or other financial institution, there is a New York Stock Exchange rule that determines the manner in which your vote in the election of trustees will be handled at our upcoming 2014 Annual Meeting of Shareholders. Your broker, bank or other financial institution is not permitted to vote on your behalf on the election of trustees unless you provide specific instructions by completing and returning the voting instruction form or by following the voting instructions provided to you to vote your shares via telephone or the Internet. For your vote with respect to the election of trustees to be counted, you need to communicate your voting instructions to your broker, bank or other financial institution before the date of the 2014 Annual Meeting of Shareholders, and before any earlier date specified in the voting instructions provided by your broker, bank or other financial institution.

Voting Standards Generally

On each matter subject to a vote at the Annual Meeting and any adjournment or postponement of the meeting, each holder of common shares will be entitled to one vote per share. With respect to the election of trustees (Proposal One), assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines, which are described in this Proxy Statement, the nine nominees receiving the highest number of votes cast at the meeting will be elected as trustees. With respect to the advisory approval of the Company’s executive compensation as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosure (Proposal Two) and the vote on ratification of the selection of KPMG LLP as our independent auditor for 2014 (Proposal Three), assuming a quorum is present, in each case the proposal will be approved if a majority of the shares present in person or by proxy and being cast as a vote on the proposal are voted “FOR” the proposal. Proposal Two is non-binding. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Voting by Proxy; Revocation of Proxies

You may vote your shares to be voted at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, whether by completing and returning a proxy card or by submitting your instructions by telephone or through the Internet, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all trustees nominated by our Board of Trustees, “FOR” advisory approval of the Company’s executive compensation as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosure and “FOR” the ratification of KPMG LLP as our independent auditor. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing an instrument revoking it with our secretary or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

Delivery of Documents to Shareholders Sharing an Address

Some banks, brokers and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report might have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling us as follows: Investor Relations, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102; Telephone: 215-875-0735. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your bank, broker or other nominee record holder.

Solicitation of Proxies

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain trustees, officers and employees of PREIT and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. We have also hired Georgeson Inc. to assist us in the solicitation of votes for a fee of $15,000, plus out-of-pocket expenses, for these services. The enclosed proxy is solicited by and on behalf of our Board of Trustees.

GOVERNANCE

PROPOSAL ONE—

ELECTION OF TRUSTEES

Trustee Nomination Process

PREIT’s trust agreement provides that nominations for election to the office of trustee at any annual meeting of shareholders are made by the Board of Trustees, or by a shareholder if such shareholder provides a notice in writing delivered to our secretary not less than 90 nor more than 120 days before the anniversary date of the prior year’s meeting, and for an election at an annual meeting that is not within 30 days of such anniversary date, or for a special meeting called for the election of trustees, not later than 10 days following the date on which notice of the meeting is mailed or disclosed publicly, whichever comes first. The notice must be signed by the holders of at least two percent of the common shares outstanding on the date of the notice. Shareholders making nominations of trustee candidates must provide in the notice, among other things, (a) information regarding share ownership and any hedging or other transaction to hedge the economic risk or to increase or decrease the voting power of such shareholder, (b) a description of all agreements or understandings between any such shareholder and each nominee and any other person, pursuant to which any such shareholder has a right to vote any shares, or pursuant to which the nominee or shareholder may be entitled to compensation, reimbursement of expenses or indemnification by reason of such nomination or service as a trustee, including all such information that would be required to be disclosed under federal securities regulations if the nominee were nominated by the Board of Trustees, and (c) such other information regarding each nominee as would be required in a proxy statement had the nominee been nominated by the Board of Trustees. The complete text of these requirements is provided in Section 11.J of PREIT’s trust agreement, which is available on our website at www.preit.com and on the SEC’s website at www.sec.gov, and a copy of which may be obtained by written request to our secretary at our principal executive office. Nominations not made in accordance with the trust agreement procedures will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of trustee at the Annual Meeting. In this latter event, nominations for the trustee positions that would not otherwise be filled may be made at the Annual Meeting by any person entitled to vote in the election of trustees.

Nominees for Trustee

PREIT’s Board of Trustees has nominated Joseph F. Coradino, M. Walter D’Alessio, Rosemarie B. Greco, Leonard I. Korman, Donald F. Mazziotti, Mark E. Pasquerilla, Charles P. Pizzi, John J. Roberts and Ronald Rubin for election at the Annual Meeting as trustees to serve until the Annual Meeting to be held in the spring of 2015 and until their respective successors have been duly elected and have qualified. Each of the nominees is currently serving as a trustee whose term expires at the Annual Meeting.

If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless the Board of Trustees reduces the number of trustees to be elected.

The following table presents information with respect to the nine nominees for the office of trustee and PREIT’s executive officers, including their ages, principal occupations and the number of common shares beneficially owned by each of them as of March 31, 2014. As of such date, none of the nominees for the office of trustee or PREIT’s executive officers owned any shares of either series of PREIT’s preferred shares. In selecting nominees for election to the Board of Trustees, the members of the Nominating and Governance Committee and the Board of Trustees consider a number of factors that they deem relevant to service on the Board, including (1) personal integrity and ethics, (2) experience and maturity of judgment, (3) potential contributions to the collective knowledge, experience and capabilities of the Board of Trustees, (4) core competencies and willingness to participate actively in the work of the Board of Trustees and, in the case of non-management nominees, in the standing Committees of the Board of Trustees, (5) diversity of personal and professional backgrounds, and (6) the ability to work constructively and effectively with others. Generally, the Nominating and Governance Committee and the Board of Trustees considers it important that nominees have competencies in one or more of the following areas: the real estate industry, public or private finance, management, retail, accounting or government. Each nominee brings his or her particular set of personal experiences and competencies to the Board of Trustees, which were considered by the Nominating and Governance Committee and the Board of Trustees, and which are briefly highlighted in the table below.

The address for each nominee for the office of trustee and each executive officer is c/o PREIT, The Bellevue, Third Floor, 200 South Broad Street, Philadelphia, Pennsylvania 19102.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2014(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)
Joseph F. Coradino(3) Age: 62 Trustee since: 2006	468,205	(4)	*

Chief Executive Officer of PREIT since 2012. President of PREIT Services, LLC and PREIT-RUBIN, Inc. since 2004. Executive Vice President-Retail of PREIT from 2001 to 2012. Executive Vice President-Retail Division and Treasurer of PREIT-RUBIN, Inc. from 1998 to 2004. From 1997 to 1998, Senior Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc. Previously served as a director of A.C. Moore Arts & Crafts, Inc. from 2006 to 2011. Trustee of Temple University. Trustee of the University of the Arts, Philadelphia, Pennsylvania.

Mr. Coradino has been engaged in real estate development, management and leasing for substantially all of his professional life and currently serves as PREIT’s Chief Executive Officer. Prior to becoming the Chief Executive Officer, Mr. Coradino served for a number of years as the senior officer for PREIT’s retail operations and as the principal officer in charge of redevelopment projects. Prior to joining PREIT as a senior executive in 1997, Mr. Coradino was an executive of The Rubin Organization, which was acquired by PREIT in 1997. Mr. Coradino brings to the Board an extensive knowledge of the properties and leasing program of PREIT and of trends and developments in the retail industry that are of vital significance to PREIT.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2014(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

M. Walter D’Alessio Age: 80 Trustee since: 2005; Lead Independent Trustee since January 1, 2011	27,179	(5)	*

Since 2012, Principal of Northmarq Advisors, a real estate advisory firm. Formerly Vice Chairman of NorthMarq Capital, a Minneapolis-based real estate investment banking firm with an office in Philadelphia, and Senior Managing Director of NorthMarq Advisors, since 2003. Non-executive Chairman of the Board of Brandywine Realty Trust (office and industrial real estate development and management), headquartered in Radnor, Pennsylvania, since 2004. Serves on the boards of directors of PECO Energy Company, a subsidiary of Exelon Corporation, Independence Blue Cross (Chairman) and the Greater Philadelphia Chamber of Commerce. From 1982 to 2003, served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a commercial mortgage, banking and pension fund advisory firm headquartered in Philadelphia.

Mr. D’Alessio has served in senior executive positions with quasi-governmental and private companies in the real estate sector for substantially all of his professional life. By reason of this extensive experience, as well as his continuing service on the boards of public agencies, non-profit organizations and corporations, Mr. D’Alessio has gained an extraordinary degree of expertise in real estate valuation, finance and capital markets, corporate governance and executive compensation. In addition, Mr. D’Alessio’s active participation in governmental and community affairs enables him to provide valuable insights into matters of public policy and related considerations that affect the development of the properties of PREIT.

Rosemarie B. Greco Age: 67 Trustee since: 2012 (and from 1997 to 2011)	10,665	(6)	*

Founding Principal, Grecoventures Ltd. (business investment and consulting partnership). Former Executive Director of the Pennsylvania Office of Health Care Reform. Former CEO and President, CoreStates Bank, N.A. and President, CoreStates Financial Corp. Director of PECO Energy Company, a subsidiary of Exelon Corporation. Member of the Board of Overseers of the University of Pennsylvania School of Nursing. Co-Chair of Vision 2020, a national coalition of organizations advancing women and leadership. Former corporate director of Exelon Corporation, Sunoco, Inc., General Accident Insurance (USA), Cardone Industries, Inc., Genuardi’s Family Markets, Inc. and Radian, Inc.; former trustee of SEI I Mutual Funds; former Chair of the Greater Philadelphia Chamber of Commerce; former President and CEO of the Philadelphia Private Industry Council; former member of the Philadelphia Planning Commission and Board of Education; and former Chair of the Pennsylvania Workforce Investment Board.

By virtue of her experience as a senior officer in the banking industry, her senior policy-making role in government and her service as a director of several large public companies engaged in diverse businesses, Ms. Greco adds significant depth to the Board’s competencies in the areas of organizational development, corporate governance, executive compensation, strategic planning, finance and community and government affairs.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2014(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Leonard I. Korman Age: 78 Trustee since: 1996	542,114	(7)	*

Chairman and Chief Executive Officer, Korman Commercial Properties, Inc. (real estate development and management). Partner of The Korman Company, trustee of Thomas Jefferson University and member of the Albert Einstein Health Care Network Board of Overseers. Former director of CoreStates Bank, N.A. Served on the Regional Advisory Board of First Union National Bank, and the boards of The Pennsylvania Academy of Fine Arts and the Jewish Federation of Greater Philadelphia.

Mr. Korman has been engaged in the acquisition, disposition, financing and management of residential and commercial real estate (including shopping centers) as an owner and senior executive for his entire adult life. In addition, he has served as a director of a large regional bank and on the boards of major community organizations. From this experience, Mr. Korman brings to the Board of Trustees an extensive knowledge of substantially all aspects of real estate investment, development and ownership, as well as valuable capabilities in strategic planning and finance.

Donald F. Mazziotti(8) Age: 68 Trustee since: 2003	28,875	(9)	*

Principal, Development Equities & Advisories LLC (real estate development and consulting) since 2005. Community Development Director, City of Beaverton, Oregon from 2009 to 2013. Senior Vice President, Urban and Mixed Use Development, Harsch Investment Properties, Portland, Oregon from 2005 to 2007. Chief Executive Officer, Portland Development Commission from 2001 to 2005. Chief Information Officer, State of Oregon, from 1998 to 2000. Chairman of Delta Development Group, Inc. (government relations, economic planning and management consulting) from 1995 to 1997. Chief Executive Officer of Delta Development Group, Inc. from 1988 to 1998. Director and audit committee member, Portland State University Foundation, since 2008. Member of the board and audit committee member of privately-held United Fund Advisors, LLC from 2008 to 2012. Member of Crown American Realty Trust Board of Trustees from 1993 to 2003. Deputy Assistant Secretary of Transportation, United States Department of Transportation, from 1978 to 1981.

Prior to joining the Board of Trustees, Mr. Mazziotti served on the board of trustees of Crown American Realty Trust, which was merged into PREIT in 2003. Mr. Mazziotti’s experience on the board of trustees of Crown American Realty Trust combined with his extensive experience in state and municipal government, including relating to information technology, his work as a consultant in the area of real estate development and his service on the boards and audit committees of community organizations, adds to the competency of the Board of Trustees in the areas of real estate development, government oversight, regulation and policy, accounting, financial and information technology matters and strategic planning.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2014(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Mark E. Pasquerilla(8) Age: 54 Trustee since: 2003	118,279	(10)	*

Officer and director of Pasquerilla Enterprises, LP and its subsidiaries since 2006 (Chief Executive Officer since 2013, President from 2006 to 2013). Officer of Crown American Enterprises, Inc. from 1992-2013 and director from 2012 to 2013. President and Chairman of Crown Holding Company and its various subsidiaries and affiliates from 1999 to 2006. Vice Chairman and President of Crown Holding Company from 1993 to 1999. Chairman of the Board of Trustees, President and Chief Executive Officer of Crown American Realty Trust from 1999 to 2003. Vice Chairman of Crown American Realty Trust from 1998 to 1999. Trustee of Crown American Realty Trust from 1993 to 2003. Director of AmeriServ Financial, Inc., AmeriServ Financial Bank and AmeriServ Life Insurance Company since 1997. Board member of Concurrent Technologies Corporation, a charitable organization, since 1990. Board member of the Community Foundation for the Alleghenies, a charitable organization, since 1991. Advisory board member of the University of Pittsburgh at Johnstown since 1988. Board member of Johnstown (Pennsylvania) Area Heritage Association; President of the Greater Johnstown Regional Partnership; and Trustee of the International Council of Shopping Centers from 2002 to 2005.

As the Chairman and Chief Executive Officer of Crown American Realty Trust at the time of its merger into PREIT in 2003, Mr. Pasquerilla brings to the Board a broad understanding of the retail real estate industry and knowledge of the properties acquired by PREIT from Crown American Realty Trust and the communities that they serve. Mr. Pasquerilla served as a trustee of the International Council of Shopping Centers, a leading trade organization, and is currently a director of a publicly-owned bank and on the boards of several community organizations. Mr. Pasquerilla’s competencies are derived from his business experience and community service activities, and include a knowledge of real estate acquisitions, finance and management, private and public capital markets, organizational development and strategic planning.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2014(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Charles P. Pizzi Age: 63	5,157	(11)	*
Trustee since: 2013

Former President and Chief Executive Officer and director of Tasty Baking Company from 2002 until the company’s sale in 2011. Director of Brandywine Realty Trust (office and industrial real estate development and management), PHH Corporation (residential mortgage originator), Allied Security Holdings LLC (security officer services) and Franklin Square Energy Fund. Former director of the Federal Reserve Bank of Philadelphia from 2006 to 2011, including service as Chairman from 2010 to 2011. Former director of the Philadelphia Stock Exchange until its acquisition by NASDAQ in 2008. President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 to 2002. Director of a variety of civic, educational, charitable and other boards, including the boards of Drexel University and Independence Blue Cross.

Mr. Pizzi’s career is unusually extensive and varied, including nine years as president and chief executive officer of a public company, service as a director of companies engaged in real estate, health insurance, construction, engineering, investment and security operations, and a broad range of civic and community leadership and service. By reason of his experience, Mr. Pizzi brings to the Board a diverse combination of business, operational, public company, community and governmental knowledge and skills.

John J. Roberts Age: 69 Trustee since: 2003	13,671	(12)	*

Former Global Managing Partner and member of the Leadership Team, PricewaterhouseCoopers LLP, completing a 35 year career with the firm in 2002. Director, Armstrong World Industries, Inc., Safeguard Scientifics, Inc. and Vonage Holdings Corp. Member of the American Institute of CPAs. Former director of SICOR, Inc., Philadelphia First Corporation, Greater Philadelphia Chamber of Commerce, Urban Affairs Partnership, and the University City Science Center. Former member of the advisory boards of the Kellogg School, Northwestern University, and the University of Southern California School of Accounting. Former trustee of Drexel University.

By reason of his 35 year career in public accounting, which included service as a senior executive with a global accounting firm, and his service on the boards and audit committees of other public companies, Mr. Roberts brings an exceptionally high level of accounting and audit expertise to the Board and the Audit Committee. His experience has enabled Mr. Roberts to interact knowledgeably and effectively with PREIT’s independent auditors and with the accounting and finance managers of PREIT. In addition, his experience as an accounting executive and as a board member of businesses in diverse industries and nonprofit organizations has given Mr. Roberts additional capabilities, including strategic planning and corporate governance.

Nominees for the Office of Trustee	Common Shares Beneficially Owned on March 31, 2014(1)
Principal Occupation, Affiliations and Qualifications	Number		Percent of Class(2)

Ronald Rubin(3)(13) Age: 82 Trustee since: 1997	1,227,256	(14)	1.8%

Executive Chairman of PREIT since 2012. Chairman of PREIT from 2001 to 2012. Chief Executive Officer of PREIT from 1997 to 2012. Chairman and Chief Executive Officer of The Rubin Organization, Inc. (renamed PREIT-RUBIN, Inc. upon acquisition by PREIT in 1997) from 1992 to 1997. Trustee of the International Council of Shopping Centers. Past Chairman of the Center City District and past Chairman of the Greater Philadelphia Chamber of Commerce. Director of PECO Energy Company, a subsidiary of Exelon Corporation. Director of the Kimmel Center, Inc., Past President of the Jewish Federation of Greater Philadelphia. Co-Chairman of the National Museum of American Jewish History and served on the boards of the Franklin Institute, the Philadelphia Orchestra and the United Jewish Appeal.

Mr. Rubin has been engaged in real estate ownership, development and management for his entire adult life and is widely recognized as a leader in the industry. Prior to becoming Chief Executive Officer of PREIT in 1997, Mr. Rubin was chief executive officer of The Rubin Organization, which was acquired by PREIT in 1997. PREIT acquired The Rubin Organization, in significant part, to secure the leadership and extensive real estate industry knowledge, experience and relationships of Mr. Rubin and the team of executives that he had assembled. Mr. Rubin brings to the Board of Trustees extensive business experience, effective leadership and a vast knowledge of PREIT, its properties and the real estate industry.

	Shares Beneficially Owned On March 31, 2014(1)
Executive Officers	Number		Percent of Class(2)

Jonathen Bell Age: 46	42,073	(15)	*

Senior Vice President of PREIT since 2007. Chief Accounting Officer of PREIT since 2006. Vice President-Financial Services of PREIT from 1999 to 2007. From 2003 to 2006, Corporate Controller of PREIT. From 1997 to 1999, controller of Washington REIT in Rockville, Maryland.

Bruce Goldman Age: 55	108,420	(16)	*

Executive Vice President and General Counsel of PREIT since 2002, and Secretary of PREIT since 2005. From 2001 to 2002, Senior Vice President-General Counsel of PREIT. From 2000 to 2001, Senior Vice President-Legal of PREIT. From 1997 to 2000, Vice President of New City Development, the development subsidiary of Mirage Resorts, Inc.

Robert F. McCadden Age: 56	256,400	(17)	*

Executive Vice President and Chief Financial Officer of PREIT since 2004. From 2002 to 2004, Partner of KPMG LLP. From 1993 to 2002, Partner of Arthur Andersen LLP. Director of Independence Realty Trust, Inc. (multifamily real estate investment and management) since 2011 and Trustee of Universal Health Realty Income Trust (health care real estate investment and management) since 2013.

George F. Rubin(13) Age: 71 Trustee since: 1997	1,200,935	(18)	1.7%

Vice Chairman of PREIT since 2004. President and Secretary, PREIT Services, LLC and PREIT-RUBIN, Inc. from 1997 to 2004. Chairman of the Board of Thorncroft Therapeutic Horseback Riding, Inc. Trustee emeritus of Lafayette College. Former treasurer of the Philadelphia Vietnam Veterans Memorial Committee. Appointed by former President George W. Bush to the Veterans Committee on Education. Mr. Rubin is currently a trustee, but is not standing for reelection.

All Trustees and executive officers as a group (14 persons)	3,946,233	(19)	5.6%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, each trustee and executive officer has sole voting and investment power with respect to all such shares.

(2)	Based on 68,741,417 common shares of beneficial interest outstanding as of March 31, 2014.

(3)	The employment agreements between PREIT and each of Joseph F. Coradino and Ronald Rubin provide that, during the term of their respective employment agreements, the Board of Trustees shall nominate Joseph F. Coradino and Ronald Rubin, respectively, as a candidate for election to the Board of Trustees at each annual meeting at which his term as a trustee is scheduled to expire.

(4)	Includes 358,607 shares that Mr. Coradino owns directly, 6,011 Class A units of limited partnership interest in PREIT Associates, L.P. that Mr. Coradino owns directly, 58,506 Class A units of limited partnership interest in PREIT Associates, L.P. held by Mr. Coradino’s spouse, 25,843 Class A units held by a grantor retained annuity trust of which Mr. Coradino is a trustee and Mr. Coradino’s spouse is a beneficiary, and 19,238 Class A units held by a trust of which Mr. Coradino’s spouse is a trustee and his child is a beneficiary. Class A units are redeemable for cash or, at PREIT’s option, for a like number of common shares. Mr. Coradino disclaims beneficial ownership of the Class A units held by or for the benefit of his spouse.

(5)	Includes 22,179 shares that Mr. D’Alessio owns directly and 5,000 shares subject to exercisable options.

(6)	Includes 8,165 shares that Ms. Greco owns directly and 2,500 shares subject to exercisable options.

(7)	Includes 403,510 shares that Mr. Korman owns directly, 420 shares owned by Mr. Korman’s spouse, 116,531 shares held in trusts of which Mr. Korman is a co-trustee, 10,528 shares held in trusts of which Mr. Korman is a co-trustee and the sole beneficiary, and 11,125 shares held by a family foundation. Mr. Korman disclaims beneficial ownership of the 116,531 shares held in trusts of which Mr. Korman is a co-trustee, the 420 shares owned by Mr. Korman’s spouse and the 11,125 shares held by the foundation.

(8)	In accordance with the merger agreement between PREIT and Crown American Realty Trust in 2003, PREIT expanded the size of its Board of Trustees by two in December 2003 and elected Messrs. Pasquerilla and Mazziotti, who were members of Crown’s board at the time of the merger, to fill the vacancies created by the expansion.

(9)	Includes 7,898 shares that Mr. Mazziotti owns directly and 20,977 shares as to which Mr. Mazziotti shares voting and investment power with his spouse.

(10)	Includes 21,154 shares that Mr. Pasquerilla owns directly, 45,211 shares held by Marenrico Partnership, and 51,914 shares held by Pasquerilla Enterprises, Inc., an entity controlled by Mr. Pasquerilla. All of the shares held by Pasquerilla Enterprises, Inc. are pledged as collateral to First Commonwealth Bank, 33,575 shares held by Marenrico Partnership are pledged as collateral to Merrill Lynch with respect to a margin account, and 12,425 shares held by Mr. Pasquerilla directly are in a pledged account with Merrill Lynch.

(11)	Includes 3,907 shares that Mr. Pizzi owns directly and 1,250 shares subject to exercisable options.

(12)	Mr. Roberts directly owns all 13,671 shares.

(13)	In accordance with an agreement that PREIT entered into in connection with its 1997 acquisition of The Rubin Organization, Inc., the Board of Trustees of PREIT elected Ronald Rubin and George F. Rubin as trustees of PREIT in 1997 to fill vacancies created by the resignations of two former trustees. George F. Rubin is currently a trustee, but is not standing for reelection. Mr. George Rubin will cease to serve as our Vice Chairman the day before the Annual Meeting. Ronald Rubin and George F. Rubin are brothers.

(14)	Includes 148,294 shares that Ronald Rubin owns directly, 27,800 shares held by the Non-QTIP Marital Trust under the Will of Richard I. Rubin, of which Ronald Rubin and George Rubin are beneficiaries (the “Marital Trust”), 5,000 shares held by a trust of which Ronald Rubin is a trustee and beneficiary, 8,584 shares held by trusts of which Ronald Rubin is a trustee, and 1,037,578 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of common shares, 86,934 of which are held by the Marital Trust and 5,227 of which are held by Pan American Office Investments, L.P. Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P.

(15)	Mr. Bell directly owns all 42,073 shares.

(16)	Mr. Goldman directly owns all 108,420 shares.

(17)	Mr. McCadden directly owns 237,756 shares and shares voting and investment power as to an additional 18,644 shares with his spouse.

(18)	Includes 234,904 shares that George Rubin owns directly, 330,395 shares held by trusts of which George Rubin is a trustee, 97,999 shares held by a trust of which George Rubin is a trustee, 27,800 shares held by the Marital Trust, 7,834 shares held by a trust of which George Rubin is a trustee and beneficiary, 5,750 shares held by trusts of which George Rubin is a trustee, 900 shares held by a trust, the beneficiary of which is George Rubin’s daughter, and 1,063 shares held by George Rubin’s spouse. George Rubin disclaims beneficial ownership of all the shares owned by his spouse and of all the shares held in trust, except for those shares held by a trust of which he is also a beneficiary. Also includes 494,290 Class A units of limited partnership interest in PREIT Associates, L.P. (86,934 of which are held by the Marital Trust) that are redeemable for cash or, at PREIT’s option, for a like number of common shares. Excludes 5,227 Class A units held by Pan American Office Investments, L.P. George Rubin holds limited partnership interests in Pan American Office Investments, L.P.

(19)	Includes 2,382,951 shares held directly or indirectly, 8,750 shares subject to exercisable options and an aggregate of 1,554,532 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of common shares. Also includes the 25,322 shares owned directly by Ira Lubert, a current trustee who is not standing for reelection. In certain instances, two current trustees beneficially own the same shares because they share voting or investment power over the shares. These shares have been counted only once in this total.

Majority Voting Standard for Trustee Elections and Board Procedures

With respect to the election of trustees, assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines described below, the nine nominees receiving the highest number of votes cast at the Annual Meeting will be elected trustees. If you mark your proxy as “Withhold Authority” in the election of any of the trustees, or if you give specific instructions that no vote be cast in the election of any of the trustees, the shares represented by your proxy will not be voted in the election of such trustee(s), but will count toward the establishment of a quorum.

Pursuant to PREIT’s corporate governance guidelines, if any nominee for trustee receives a greater number of “Withhold Authority” responses regarding his or her election than votes “FOR” his or her election, that nominee will be required to promptly tender his or her resignation to the Nominating and Governance Committee of the Board of Trustees following certification of the shareholder vote. The Nominating and Governance Committee of the Board of Trustees will consider the resignation offer and recommend to the Board of Trustees whether or not to accept it. The Board of Trustees (excluding such nominee) will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board of Trustees will promptly disclose its decision as to whether to accept the trustee’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release to be disseminated in the manner that PREIT’s press releases typically are distributed or by other means of public disclosure.

Any trustee tendering his or her resignation pursuant to the procedures described above will not participate in the Nominating and Governance Committee recommendation or any other action of the Board of Trustees regarding whether to accept the resignation. If each member of the Nominating and Governance Committee were to receive a majority of votes marked “Withhold Authority” in the same election, then the independent members of our Board of Trustees who did not receive a majority of votes marked “Withhold Authority” would appoint a committee among themselves (which may consist of some or all of them) to consider the resignations and recommend to the Board of Trustees whether to accept them.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the election of each of the individuals named in this Proxy Statement and nominated for election as trustees by our Board of Trustees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Leadership Structure

In June 2012, Joseph F. Coradino became Chief Executive Officer of PREIT, succeeding Ronald Rubin, who retired as Chief Executive Officer but remains as Executive Chairman. Ronald Rubin had been Chief Executive Officer since 1997 and Chairman since 2001. Mr. Coradino had been a senior officer of PREIT since he joined the Company in 1997 and has been a Trustee of the Company since 2006. The Board of Trustees believes that promoting Mr. Coradino to the role of Chief Executive Officer, while retaining the knowledge and experience of Mr. Rubin as Executive Chairman, has facilitated a smooth transition of leadership from Mr. Rubin to Mr. Coradino.

The Board of Trustees also previously appointed M. Walter D’Alessio to a third one-year term as Lead Independent Trustee that commenced on January 1, 2013 and has subsequently appointed him to a fourth term in that position that commenced on January 1, 2014 and extends to the 2015 Annual Meeting of Shareholders of the Company. The scope of Mr. D’Alessio’s responsibilities in this role includes board operations, Chief Executive Officer evaluation and succession, Board of Trustees evaluation and recruitment, and, as appropriate, shareholder relations.

The Board believes that this structure, including a Lead Independent Trustee, Executive Chairman and CEO, is appropriate and effective for PREIT because it enables PREIT to continue to benefit from Ronald Rubin’s extensive experience, knowledge, relationships and leadership in the real estate industry while it also (i) provided stability during the transition from Mr. Rubin to Mr. Coradino as CEO, (ii) provides a separate conduit through the Lead Independent Trustee between the independent trustees and the CEO, Executive Chairman and other executive officers of PREIT, as appropriate, (iii) provides an additional mechanism for oversight by the independent trustees, and (iv) provides a means of enhancing conditions for engagement by the Board in PREIT’s decision-making processes. The Board currently includes eight non-employee trustees who, by virtue of their collective leadership experience and their positions on the various committees of the Board discussed below, provide significant independent leadership and direction that complements the leadership provided by the Lead Independent Trustee, Ronald Rubin and Joseph Coradino.

Role in Risk Oversight

The full Board is responsible for, and is actively involved in, identifying and overseeing the management of the risks that PREIT faces. The Board retains direct decision making authority regarding the most significant of these risks, and exercises its oversight of management with respect to other risks. With respect to the exercise of direct decision making, the Board generally manages these risks through the allocation of specific duties and responsibilities to its committees, and the interaction of those committees, in performing the duties and responsibilities allocated to them, with various outside consultants, including our independent auditor and our compensation consultant. The Board typically performs its oversight function through review of reports from the Chairs of these committees, as well as through discussions and reports from management regarding any significant or developing risks. Among other relevant information, the Board receives a report annually from management describing management’s methodology for identifying, assessing, mitigating, monitoring and disclosing operational and other risks. In addition, management periodically distributes and discusses with the Board an annotated list of the risks identified and discussed in the most recently filed Annual Report on Form 10-K, as amended, of PREIT. The Board believes that the leadership structure discussed above, which places significant authority in the hands of its independent trustees while involving employee trustees in Board decision-making, enhances its ability to identify and oversee the risks that PREIT faces.

Committees of the Board

PREIT has a standing Executive Compensation and Human Resources Committee (the “Compensation Committee”), a standing Audit Committee, a standing Nominating and Governance Committee and a standing

Special Committee under PREIT’s Related Party Transactions Policy. PREIT’s by-laws authorize the establishment of a standing executive committee to consist of three members. PREIT’s Board of Trustees has not appointed any members to the executive committee. If duly constituted, the executive committee would be authorized to exercise all of the powers and authority of the Board of Trustees between meetings of the Board of Trustees, except for matters that are expressly reserved by PREIT’s by-laws to the full Board of Trustees or to another committee of the Board of Trustees.

Executive Compensation and Human Resources Committee. The Compensation Committee is comprised of Charles P. Pizzi, Chair, M. Walter D’Alessio, Leonard I. Korman and John J. Roberts. The principal duties of the Compensation Committee are to set the annual and long term compensation of PREIT’s executive officers in light of existing agreements and consistent with compensation objectives and policies established by the Compensation Committee, to make recommendations to PREIT’s Board of Trustees regarding incentive compensation and equity-based plans, and to administer these plans. The Compensation Committee does not have the authority to delegate any portion of its responsibilities over the compensation of PREIT’s executive officers to others, although it is assisted by, and consults with, others.

The Compensation Committee met eight times during 2013. Meeting agendas are set by the Chair. The Compensation Committee considers the recommendations of PREIT’s Chief Executive Officer and Executive Chairman in establishing compensation for the named executive officers other than the Chief Executive Officer and the Executive Chairman, and invited the Chief Executive Officer and the Executive Chairman to participate in compensation deliberations by the Compensation Committee concerning PREIT’s named executive officers other than the Chief Executive Officer and the Executive Chairman.

The Compensation Committee has the exclusive authority to retain and terminate the services of executive compensation consultants to assist in the evaluation of executive officer compensation. The Compensation Committee evaluates the conflicts of interest of any consultant retained or to be retained consistent with its charter and applicable law. In October 2010, the Compensation Committee engaged Pay Governance, LLC to serve as the consultant to the Compensation Committee. The consultant periodically advises the Compensation Committee on developing compensation trends and programs among REITs and other public companies. The consultant also presented, at the Compensation Committee’s direction, compensation data from several sources, including a proprietary survey of executive compensation among REITs prepared for the National Association of Real Estate Investment Trusts (“NAREIT”) and proxy statements of selected REITs.

The Compensation Committee’s process for setting executive compensation is described under “Compensation—Compensation Discussion and Analysis.”

Audit Committee. The Audit Committee, which is comprised of John J. Roberts, Chair, Rosemarie B. Greco, Donald F. Mazziotti and Charles P. Pizzi, met four times during 2013. The principal duties of the Audit Committee are to oversee PREIT’s accounting and financial reporting processes and the audit of PREIT’s financial statements, to select and retain independent auditors, to review with management and the independent auditors PREIT’s annual financial statements and related notes, to review PREIT’s internal audit activities, to review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations, and to review with the independent auditors matters relating to PREIT’s system of internal controls.

PREIT’s audit committee charter provides that no member of the Audit Committee may serve on the audit committee of more than two other public companies unless the Board of Trustees determines that such service would not impair the member’s ability to effectively serve on PREIT’s Audit Committee. John J. Roberts presently serves on the audit committees of three public companies other than PREIT. The Board of Trustees has considered Mr. Roberts’ service on these other audit committees and has determined that Mr. Roberts’ service on the other audit committees will not impair his ability to effectively serve in his role on PREIT’s Audit Committee.

Nominating and Governance Committee. The Nominating and Governance Committee, which is comprised of Rosemarie B. Greco, Chair, M. Walter D’Alessio, Leonard I. Korman, Donald F. Mazziotti and Mark E. Pasquerilla, met six times during 2013. The principal duties of the Nominating and Governance Committee are to identify individuals qualified to become trustees of PREIT, recommend trustee nominees and trustee committee appointments to the Board of Trustees, review annually the compensation paid to non-employee trustees, develop and recommend a set of governance principles applicable to PREIT, and oversee the evaluation of the performance of PREIT’s Board of Trustees and management with respect to matters other than compensation. In July 2013, the Nominating and Governance Committee engaged Towers Watson & Co. to serve as a consultant regarding non-employee trustee compensation.

While it does not maintain a formal policy on diversity, the Nominating and Governance Committee chooses candidates for the office of trustee without regard to sex, race, religion, national origin or sexual orientation. In selecting candidates for the position of trustee, the Nominating and Governance Committee and the full Board consider diversity in a broad sense, including differences of viewpoint, background, professional experience and skill, and the resulting diversity of perspectives. Its charter specifies the following minimum qualifications, qualities and skills that a committee-recommended nominee must possess: the highest character and integrity; sufficient experience to enable a meaningful contribution to PREIT and its Board of Trustees; and sufficient time available to devote to PREIT’s affairs and to carry out the responsibilities of a trustee. The Nominating and Governance Committee does not solicit recommendations from shareholders regarding trustee nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess the candidates’ qualifications, along with confirmation of the candidates’ consent to serve as a trustee if elected. Such recommendations should be sent care of Bruce Goldman, Executive Vice President, General Counsel and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Any recommendation received from shareholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by shareholders, the Nominating and Governance Committee considers potential candidates recommended by PREIT’s current trustees and officers, and is authorized to utilize independent search firms to assist in identifying candidates. The process for screening candidates is the same regardless of the source of the recommendation, but only shareholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the Nominating and Governance Committee determines whether a recommended candidate meets PREIT’s minimum qualifications and possesses the qualities and skills for trustees, and whether requesting additional information or an interview is appropriate.

Special Committee Regarding PREIT’s Related Party Transactions Policy. The Special Committee relating to PREIT’s Related Party Transactions Policy, which is comprised of M. Walter D’Alessio, Chair, Leonard I. Korman and Donald F. Mazziotti, did not meet during 2013. The principal duties of the Special Committee are to administer PREIT’s Related Party Transactions Policy by reviewing those transactions that PREIT’s General Counsel determines to be subject to the policy. See “Other Matters—Related Party Transactions Policy.”

Meetings of Independent Trustees

In addition to PREIT’s Board and committee meetings, the independent members of PREIT’s Board of Trustees meet separately at regularly scheduled meetings. The Lead Independent Trustee presides at these meetings. See “Corporate Governance Guidelines and Codes of Conduct—Trustee Independence.”

Communicating with the Board of Trustees

Any interested party wishing to communicate with PREIT’s Board of Trustees, the independent trustees or any individual PREIT trustee on a confidential basis may do so in writing addressed, as applicable, to the Board of Trustees, the independent trustees or the individual trustee and sent care of Bruce Goldman, Executive Vice

President, General Counsel and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. PREIT’s General Counsel will review any such communication and will deliver such communications to the addressee.

Meetings of the Board of Trustees

The Board of Trustees met 12 times during 2013. All of the trustees attended at least 75% of Board and applicable committee meetings in 2013. The Board of Trustees’ policy is that trustees are expected to attend PREIT’s Annual Meeting of Shareholders. Last year, all of the trustees attended the Annual Meeting.

Corporate Governance Guidelines and Codes of Conduct

PREIT’s corporate governance guidelines, code of business conduct and ethics for non-employee trustees, code of business conduct and ethics for officers and employees (which includes the code of ethics applicable to our chief executive officer, principal financial officer and principal accounting officer), related party transactions policy and the governing charters for the Audit, Nominating and Governance and Compensation Committees of PREIT’s Board of Trustees are available free of charge on PREIT’s website at www.preit.com, as well as in print to any shareholder upon request. PREIT’s Board of Trustees and Nominating and Governance Committee regularly review corporate governance developments and modify these guidelines, codes and charters as warranted. Any modifications or waivers are reflected on PREIT’s website as soon as practicable.

Trustee Independence

All of PREIT’s non-employee trustees are independent. Including employee trustees, more than half (8 out of 11) of the members of PREIT’s Board of Trustees in the period from 2013 to 2014 are independent. If all of the candidates for trustee at the Annual Meeting are elected, seven out of nine trustees for the period from 2014 to 2015 will be independent. For a trustee to be considered independent, PREIT’s Board of Trustees must determine that the trustee does not have any direct or indirect material relationship with PREIT. PREIT’s Board of Trustees has established guidelines to assist it in determining trustee independence, which are contained in the Company’s corporate governance guidelines. These guidelines conform to the independence requirements contained in the New York Stock Exchange listing rules. In addition, PREIT’s Board of Trustees has adopted categorical standards to assist it in making determinations of independence.

Standards of Independence

The guidelines and the categorical standards used by PREIT’s Board of Trustees to determine whether a trustee is independent specify that:

1.	Other than in his or her capacity as a trustee or shareholder of PREIT, no independent trustee shall have a material relationship with PREIT (either directly or as a partner, shareholder, officer or other affiliate of an organization, including a charitable organization, that has a material relationship with PREIT). For this purpose, a trustee shall be presumed not to have a material relationship with PREIT if he or she is not and, within the past two years, has not been an executive officer of, or the direct or indirect owner of more than 10% of the equity interest in, any business or professional entity:

•

that within the last two years has made or received, or going forward proposes to make or receive, payments to or from PREIT or any of its subsidiaries for property or services in excess of 5% of (i) PREIT’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year; or

•	to which PREIT or any of its affiliates is indebted in an aggregate amount exceeding 5% of PREIT’s total consolidated assets as of the end of PREIT’s last full fiscal year.

2.	No independent trustee shall have been employed by PREIT, and no immediate family member of an independent trustee shall have been an executive officer of PREIT, within the past three years.

3.	No independent trustee shall have received more than $120,000 in direct annual compensation from PREIT within the past three years, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	No independent trustee shall have been affiliated with or employed by a present or former auditor of PREIT within the last three years.

5.	Within the last three years, no independent trustee shall have been an employee of another company if an executive officer of PREIT then served on the compensation committee of such other company.

6.	Within the last three years, no independent trustee shall have served as an executive officer or employee of a company that made payments to, or received payments from, PREIT for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

7.	No immediate family member of an independent trustee shall fit within the categories prohibited by any of the foregoing (other than with respect to the prohibition on employment by PREIT, which addresses immediate family members directly), and no independent trustee may have any relationships with PREIT that are substantially similar to any of the categories prohibited by the foregoing.

8.	Independent trustees shall satisfy any other independence criteria required by applicable law or regulation or established by the Board of Trustees.

The Board of Trustees determined that the following 8 members of PREIT’s current 11 member Board satisfy the New York Stock Exchange’s independence requirements and PREIT’s guidelines: M. Walter D’Alessio, Rosemarie B. Greco, Leonard I. Korman, Ira M. Lubert, Donald F. Mazziotti, Mark E. Pasquerilla, Charles P. Pizzi and John J. Roberts.

All members of each of the Compensation Committee, Audit Committee and Nominating and Governance Committee of PREIT’s Board of Trustees must be, and are, independent trustees. Members of the Audit Committee must also, and do, satisfy additional Securities and Exchange Commission independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from PREIT or any of its subsidiaries other than compensation for serving on PREIT’s Board of Trustees or on committees of PREIT’s Board of Trustees.

Related Party Transactions Policy

PREIT’s Board of Trustees has adopted a written policy related to the review and approval or ratification of related party transactions. The procedures set forth in the policy do not replace or supersede any other policies or procedures related to the approval of transactions by PREIT as set forth in PREIT’s other corporate governance policies or as required by law. See “Other Matters—Related Party Transactions Policy.”

Compensation Committee Interlocks and Insider Participation

No member of PREIT’s Compensation Committee is or was during 2013 an employee, or is or ever has been an officer, of PREIT or its subsidiaries. No executive officer of PREIT served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of PREIT’s Board of Trustees or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PREIT’s executive officers and trustees and persons who own more than ten percent of a registered class of PREIT’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish PREIT with copies of these reports. Based on PREIT’s review of the copies of the reports it has received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, PREIT believes that all filings required to be made under Section 16(a) by the reporting persons since the beginning of 2013 were made on a timely basis, except for one filing by George F. Rubin.

2013 Trustee Compensation

Each trustee who is not an employee of PREIT received an annual retainer in 2013 of $35,000, plus $1,500 per Board of Trustees or committee meeting in which the trustee participated. In addition, the Lead Independent Trustee receives an additional retainer of $25,000, the Chair of PREIT’s Audit Committee receives an additional retainer of $15,000, while the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual retainer of $10,000, and the Chair of the Special Committee established under PREIT’s Related Party Transactions Policy receives an additional annual retainer of $5,000. Non-employee trustees also typically receive restricted shares annually. In 2013, the Board of Trustees determined, based on an analysis from its consultant showing its compensation to be well below the 50th percentile of the companies in PREIT’s comparative peer group (see “Compensation Discussion and Analysis—Comparative Peer Groups”), that the award of restricted shares to non-employee trustees would be increased in value from $55,000 to $75,000, which equated to 3,907 shares based on the $19.195 average of the closing prices of PREIT shares for the 20 trading days prior to the date of grant. The Board of Trustees also determined that the vesting period, which previously was three years, would be brought in line with the annual terms of office of trustees. The shares were awarded under the Second Amended and Restated 2003 Equity Incentive Plan. In addition, it has been the practice of PREIT to grant each newly-elected trustee an option to purchase 5,000 shares that vests over four years. In 2013, Charles P. Pizzi received such an award. Later in 2013, the Board determined not to grant options to newly-elected trustees in the future.

The following table summarizes the fees and other compensation earned by our non-employee trustees for their service on our Board of Trustees and any committees of the Board of Trustees during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Stephen B. Cohen(2)	19,500	0	0	19,500
M. Walter D’Alessio	103,000	79,527	0	182,527
Rosemarie B. Greco	73,500	79,527	0	153,027
Leonard I. Korman	74,000	79,527	0	153,527
Ira M. Lubert	51,500	79,527	0	131,027
Donald F. Mazziotti	66,500	79,527	0	146,027
Mark E. Pasquerilla	62,000	79,527	0	141,527
Charles P. Pizzi(3)	58,500	79,527	24,730	162,757
John J. Roberts	81,500	79,527	0	161,027

(1)	The amounts reported in the Stock Awards column represent the grant date fair value as determined in accordance with Topic 718 based on the average of the high and low sale prices of a common share on the date of grant. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2013.

The following table summarizes the aggregate number of restricted shares and options held by our non-employee trustees at December 31, 2013.

Name	Restricted Shares	Total Options	Exercisable Options	Unexercisable Options
M. Walter D’Alessio	7,898	5,000	5,000	0
Rosemarie B. Greco	6,747	5,000	1,250	3,750
Leonard I. Korman	7,898	0	0	0
Ira M. Lubert	7,898	0	0	0
Donald F. Mazziotti	7,898	0	0	0
Mark E. Pasquerilla	7,898	0	0	0
Charles P. Pizzi	3,907	5,000	0	5,000
John J. Roberts	7,898	0	0	0

(2)	Mr. Cohen did not stand for reelection at the 2013 Annual Meeting of Shareholders.

(3)	Mr. Pizzi was awarded 5,000 options in 2013 in connection with becoming a trustee, which vest over four years and are subject to continued service; the amount reported in the Option Awards column for Mr. Pizzi represents the grant date fair value of these options as determined in accordance with Topic 718.

COMPENSATION

PROPOSAL TWO—

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Securities and Exchange Commission (“SEC”) requirements, our shareholders have the opportunity to vote, on a non-binding basis, to approve the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC disclosure rules.

We urge you to read the “Compensation Discussion and Analysis” section beginning on page 22 and the compensation tables and narrative discussion beginning on page 38 of this Proxy Statement. We believe that the compensation of our named executive officers should be approved for the following reasons:

•

Compensation decisions are made by independent trustees who are not part of management and comprise the Executive Compensation and Human Resources Committee of our Board of Trustees (the “Compensation Committee”). These decisions result from a formal, deliberative process, including advice from an independent compensation consultant selected by the Compensation Committee.

•

The principal goals of the Compensation Committee are to ensure that the interests of our shareholders and the interests of our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives in an effort to maximize value for our shareholders. These goals are achieved in five principal ways: (i) limiting fixed, base salary so that the largest component of the compensation of a named executive officer consists of equity and incentive compensation; (ii) emphasizing equity compensation as the principal form of compensation over cash compensation; (iii) conditioning the vesting of equity or equity-based compensation on corporate performance, primarily relative total shareholder return, and/or continued service to PREIT; (iv) tying annual cash incentives to operating performance, as measured primarily, but not exclusively, by Funds From Operations (“FFO”), and taking into consideration additional articulated performance metrics, the achievement of which are deemed important for reaching our strategic and business goals; and (v) requiring named executive officers to own minimum stated amounts of our securities.

•

The equity awards align the interests of our shareholders and our named executive officers by encouraging officers to focus on corporate performance in an effort to generate an increase in share value. Vesting of Restricted Share Units (“RSUs”) granted under our RSU Programs is dependent upon achieving relative total shareholder return (“TSR”) thresholds over a three-year period. The RSUs have directly aligned the interests of our named executive officers with the interests of our shareholders since there has been no vesting for periods when relative returns to shareholders were below the threshold under the applicable RSU Program, and vesting has occurred when relative returns to shareholders met the criteria. RSUs have been awarded in all but one year since 2006 and, based on relative TSR, none of the RSUs had vested prior to December 31, 2012. Due to the relative TSR of the Company for the three years ended on December 31, 2013, which placed the Company at the 81st percentile of the companies in the relevant index and thus above the 75th percentile, resulting in the maximum payout of 150% of the number of RSUs, 344,923 shares were issued pursuant to the RSUs awarded in 2011.

•

The structure of our annual cash incentive awards in 2013 permitted the Compensation Committee to consider, in addition to FFO per share, the key metrics of same store net operating income, the leverage ratio of the Company under its principal credit facility, the ratio of general and administrative costs to gross revenues, the success of management in selling non-core assets, return on assets, comparable store sales, in line occupancy and gross rent renewal spreads, which were important to the goals of the Company for the year. These key metrics were directly related to our four key strategic goals for the year: improved operating results, improved balance sheet, improved portfolio quality and positioning the Company for growth. While FFO remained the single most significant metric under the awards, the Compensation Committee had the right to consider these other metrics which, depending upon the judgment of the Committee, in the aggregate could be as or more significant than FFO in determining payments under the awards. In the case of Mr. Ronald Rubin, his 2013 cash incentive opportunity award was based upon his support for the Chief Executive Officer and his efforts to further the business goals of the Company.

•

The general and administrative costs of the Company, which include executive compensation expense, as a percentage of revenues, declined in 2013. In addition, ongoing compensation payable to senior executive officers has been reduced meaningfully by the separation during 2012 of three senior officers, none of whom has been replaced at a comparable compensation level.

We seek the approval of the resolution set forth below:

“RESOLVED, that the shareholders of PREIT approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2014 Annual Meeting of the Shareholders pursuant to the applicable disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and accompanying narrative.”

This “say on pay” vote is advisory, and is not binding on PREIT, the Board of Trustees or the Compensation Committee. However, we value the opinions of our shareholders and annually seek their approval in this “say on pay” vote. The Compensation Committee will consider the results of the vote on the resolution and evaluate whether any actions in response to the vote are necessary in connection with future compensation determinations.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) focuses on the compensation of our named executive officers: Joseph F. Coradino, Chief Executive Officer; Ronald Rubin, Executive Chairman; George F. Rubin, Vice Chairman; Robert F. McCadden, Executive Vice President and Chief Financial Officer; and Bruce Goldman, Executive Vice President, General Counsel and Secretary.

Each of the named executive officers currently has an employment agreement, which is described in this Proxy Statement under “2013 Executive Compensation—Employment Agreements” beginning on page 40. The employment agreements established minimum base salaries and eligibility to participate in cash incentive and equity programs in 2013, as determined by the Compensation Committee.

2013 Performance

Following the orderly transition of the role of CEO to Mr. Joseph F. Coradino from Mr. Ronald Rubin at the Annual Meeting of Shareholders in 2012, Mr. Coradino defined, and in many cases expanded, the roles of our key executives and he established specific goals for the Company: improved operating results, improved balance sheet (lower leverage ratio under credit facility, lower interest margins, higher liquidity), improved portfolio quality and positioning the Company for growth. Mr. Coradino also communicated those goals to Company employees and encouraged a more collaborative effort among the departments within the Company for the achievement of those goals.

In 2013, the Company’s first full year under the leadership of Mr. Coradino, Mr. Coradino and our key executives began to execute a plan to achieve the four key goals, as evidenced by the significant progress made in key metrics:

•

Total Shareholder Return (“TSR”) of 11.9% for 2013, which ranks in the 64th percentile of the MSCI US REIT Index, and TSR of 49.4% for the three-year period, which ranks in the 81st percentile of the companies in the MSCI US REIT Index (that remained in the Index for the full three year period);

•	FFO as adjusted per share increased 4.9% and was within the Company’s updated guidance range;

•

a reduction in the leverage ratio of the Company under its principal credit facility (the ratio of Total Liabilities to Gross Asset value, as defined therein) from 62.4% to 48.4%, which is its lowest level since 2005;

•	a 2.6% increase in Same Store Net Operating Income, the largest increase in several years;

•	a 4.3% increase in non-anchor lease renewal spreads over the prior rent;

•	an increase in total occupancy to 95.0% and in non-anchor occupancy to 93.5%;

•	an increase in same store sales from $372 per square foot in 2012 to $380 per square foot in 2013;

•	successful completion of a public offering of our common shares at the 52 week high price, and the closing of a $400.0 million unsecured credit facility; and

•	an improvement in the quality of the Company’s portfolio following sales of three non-core malls in 2013.

As described in more detail below, this performance was the basis for the programs and decisions of the Compensation Committee with respect to base salaries, annual incentive plan awards and long-term equity awards to the named executive officers. For example, because the Compensation Committee’s performance-based long-term equity awards are designed such that higher relative TSR (above a minimum threshold) results in higher amounts of equity being issued, and because the Company’s TSR exceeded the 75th percentile of the companies included in the relevant index, which is the outperformance level, our named executive officers received common shares equal to 150% of the RSUs in their accounts under the RSU Program that ended in 2013. Similarly, excluding the net dilutive effect of the Company’s successful public offering of 11,500,000 common shares in May 2013, FFO as adjusted per share would have exceeded the target range under our annual incentive awards by approximately 36%. The Compensation Committee also noted that the Company had taken significant steps on its strategic path in 2013, as measured by several of the supplemental corporate performance factors that are deemed to indicate progress toward achieving the four key goals of the Company. These factors included the 1,400 basis point reduction in the leverage ratio under the main credit facility, the largest increase in same store net operating income in several years and the increases in lease renewal spreads and total and non-anchor occupancy. In light of the Company’s results in terms of FFO and these supplemental factors, the Compensation Committee determined to pay out the awards under the annual incentive plan at 25% above target, which was less than suggested based on the adjusted FFO levels following the common share offering, but reflective of the Company’s strong year and significant progress towards its strategic objectives.

Executive Summary

The principal goals of the Compensation Committee are to ensure that the interests of our shareholders and our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives designed to maximize value for our shareholders. These goals are achieved in five principal ways: (i) limiting fixed, base salary so that the largest component of compensation of a named executive officer consists of equity and incentive compensation; (ii) emphasizing equity compensation as the principal form of compensation over cash compensation; (iii) conditioning the vesting of equity or equity-based compensation principally on relative TSR and/or continued service to PREIT; (iv) tying annual cash incentives to operating performance, as measured primarily, but not exclusively, by Funds From Operations (“FFO”), and taking into consideration additional articulated performance metrics, the achievement of which are deemed important for reaching our strategic and business goals; and (v) requiring named executive officers to own minimum stated amounts of our securities.

The Compensation Committee believes that long-term equity awards are particularly well-suited for aligning the interests of our shareholders and our named executive officers. Compensation in the form of equity earned over a multiple-year period helps to ensure that the named executive officers focus on corporate performance that enhances the value of our shares. These objectives are further enhanced by our share retention guidelines, which require our executives to own meaningful amounts of our shares. Consistent with the Compensation Committee’s philosophy, base salary increases were limited to 3% in 2013 for Messrs. George Rubin, McCadden and Goldman. Mr. Coradino’s salary was increased by $50,000, or approximately 9%, and Mr. Ronald Rubin’s salary was not increased at all, which the Compensation Committee felt was appropriate in light of the continued transition of their roles, as well as the performance of Mr. Coradino as our new CEO.

Consistent with prior years, the 2013 long-term equity program consisted of two components. The first component, which is performance based, consisted of the grant of restricted share units, or RSUs, that vest and under which shares are issued based upon the TSR of PREIT during the three-year period ending December 31, 2015 relative to the TSR of companies in a broad REIT index. The second component consisted of restricted shares that generally vest in equal, annual installments over a three-year period, provided that the recipient of the restricted shares is an employee on the vesting date. These time based restricted share grants are intended to retain the services of the officers over the longer term by providing predictable awards for continued service.

The Compensation Committee believes that annual cash incentive opportunity awards further align the interests of our shareholders and our named executive officers by rewarding achievement of key operational goals. Except for Mr. Ronald Rubin, the 2013 cash incentive awards provided opportunities for the named executive officers to receive cash payments equal to varying percentages of their base salaries based primarily upon achievement of FFO per share relative to our 2013 business plan. The Compensation Committee had the discretion to adjust the threshold, target and outperformance levels of FFO established under the awards if, in the judgment of the Compensation Committee, our reported FFO did not reflect our performance in 2013 in a manner consistent with the purposes of the cash incentive awards. Although FFO was the primary factor for determining cash incentive compensation for 2013, it was not expected to be the sole factor, and the Compensation Committee had the discretion to consider other business performance factors, including same store net operating income, the leverage ratio of the Company under its principal credit facility, the success of management in selling non-core assets, the ratio of general and administrative expenses to gross revenue, return on assets, comparable store sales, in-line store occupancy and gross rent renewal spreads, and to accord them such weight as the Compensation Committee deemed appropriate. In the case of Mr. Ronald Rubin, his 2013 cash incentive opportunity award was based upon his efforts in supporting Mr. Coradino and furthering the business goals of the Company. In the case of Mr. Goldman, 65% of his 2013 cash incentive opportunity award was based upon achievement of FFO per share and other business performance factors, and the balance of his award was based upon his individual performance.

The Compensation Committee believes that our compensation program has successfully aligned the interests of our shareholders with the interests of our named executive officers, as reflected by:

•	constraints on base salary increases (except upon significant changes in responsibilities);

•

the emphasis on equity awards, combined with the requirement that equity received by the named executive officers under the awards be retained in accordance with share retention policies discussed later in this “Compensation Discussion and Analysis” section;

•

the expiration of performance based equity awards without issuance of shares when relative TSR thresholds have not been achieved for the relevant measurement periods and, conversely, the issuance of shares in connection with long-term incentives when relative TSR thresholds have been achieved; and

•

the grant of annual cash incentive opportunity awards based primarily upon FFO per share, the core measure of our operating performance, and other business performance factors deemed relevant by the Compensation Committee.

2013 Voting Results for Advisory Approval of the Company’s Executive Compensation

At the 2013 Annual Meeting, 96.4% of votes cast were voted in favor of the Company’s executive compensation, while 3.1% of votes cast were voted against and 0.5% of votes cast abstained. While this vote is advisory, the Compensation Committee noted this shareholder support of its compensation policies.

Aspects of Compensation Program Favorable from a Corporate Governance Perspective

The Committee believes that the executive compensation program includes aspects that align the interests of our shareholders and those of the named executive officers and does not include aspects that could misalign their interests.

What We Do	What We Don’t Do

•     We align pay with Company performance. Long term performance based equity awards are tied to relative TSR, and annual performance based cash awards are tied to key operational and financial metrics.

•     We require named executive officers to maintain share ownership and retain shares received under equity plans. Our CEO must own common shares having a value of 5 times his salary and our other named executive officers must own common shares having a value of 2-3 times their respective salaries; named executive officers must hold a portion of any equity plan shares they receive for one year.

•     Upon a change of control, we require a double-trigger (meaning, in addition to a change of control of the Company, the executive must be timely terminated without cause or resign for good reason) before agreed upon cash severance benefits or payments are paid.

•     We review market data relative to our peer group of companies and the REIT industry when making executive compensation decisions.

•     We consider carefully how compensation program design and decisions affect risk taking by named executive officers.

•     We authorize the Board to recoup (“clawback”) executive compensation that resulted from a misstatement of financial results caused by the executive’s intentional misconduct or fraud.

•     Our Compensation Committee engages an outside independent compensation consulting firm to advise on executive compensation matters.

•     We prohibit hedging and strongly discourage pledging transactions.

•     We do not provide excessive perquisites.

•     We do not reprice options without shareholder approval.

•     Our Compensation Committee does not permit its compensation consultant to provide any other services to the Company.

Compensation Committee Process and General Considerations

The Compensation Committee devoted six of its meetings in 2013 to executive compensation for that year. In addition, the Compensation Committee has met three times in 2014 to discuss payment of cash incentive opportunity awards for 2013. The Compensation Committee considered, among other matters:

•	the objectives and policies of its compensation programs for 2013 and later years;

•	information on compensation of senior executives derived from industry surveys and proxy statements for prior years for a group of 17 REITs deemed comparable to PREIT for this purpose;

•

the design of the annual cash incentive and long-term incentive programs in light of the principal objective of aligning the interests of our shareholders and our named executive officers by rewarding outcomes that further the interests of our shareholders;

•	the base salaries to be paid and annual cash incentive opportunity and long-term equity awards to be granted to our named executive officers for 2013; and

•

the Company’s guidance range for its 2013 FFO per share and its goals for certain supplemental corporate performance factors, and the Company’s achievements in relation to such FFO guidance and other performance factors.

In setting 2013 compensation, the Compensation Committee also considered our performance during 2012 in view of the financial goals set forth under our 2012 business plan, which was approved by the Board of Trustees. In addition, the Compensation Committee also solicited and considered the recommendations of Messrs. Coradino and Ronald Rubin regarding the components and amounts of compensation to be paid to the named executive officers in 2013.

As a part of its annual review of PREIT’s compensation policies with respect to all employees, the Compensation Committee also evaluates the risks that are created by those policies, including the risk-taking incentives that those policies may create. Based on that review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on PREIT.

Compensation Consultant

The Compensation Committee was assisted in its work by an independent consultant, Pay Governance, LLC. Under its charter, the Compensation Committee has the sole authority to engage (and replace) an executive compensation consultant. In addition to consulting on executive compensation matters, the consultant may be engaged by the Compensation Committee for special projects. All of the work performed by the consultant in 2013 related to executive officer compensation. Mr. Goldman, in his capacity as our Executive Vice President and General Counsel, meets with the Compensation Committee and separately with the consultant on matters relating to the compensation of the named executive officers.

Compensation Consultant Independence

The policies and procedures of Pay Governance, LLC and certain additional facts give the Compensation Committee confidence that the advice it receives from Pay Governance, LLC is objective and not influenced by any relationships that Pay Governance, LLC or its affiliates may have with the Company, its Board of Trustees or management. These policies, procedures and other facts include the following:

•	Pay Governance, LLC does not provide any other services to the Company;

•	the fees that Pay Governance, LLC receives from the Company are less than 1% of the total revenues of Pay Governance, LLC;

•	the lead consultant from Pay Governance, LLC does not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company;

•	the lead consultant from Pay Governance, LLC does not own any Company securities and is prohibited from doing so per the policies of Pay Governance, LLC;

•

Pay Governance, LLC has direct access to the Compensation Committee without management intervention and will only provide services at the direction of the Compensation Committee or in support of its charter; and

•

Pay Governance, LLC will notify the Compensation Committee if the lead consultant provides consulting services to another company where an affiliation exists with a member of management or a member of the Compensation Committee.

The Compensation Committee has assessed the independence of Pay Governance, LLC pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pay Governance, LLC from serving as an independent consultant to the Compensation Committee.

Comparative Peer Groups

The consultant periodically informs the Compensation Committee of developing compensation trends and programs among REITs and other public companies. The consultant also presents data on executive compensation from several sources, including a proprietary survey of executive compensation among REITs prepared for the National Association of Real Estate Investment Trusts (“NAREIT”), and proxy statements of a group of REITs (the “peer group”) deemed comparable to PREIT. The peer group for 2013 compensation purposes consisted of 17 REITs located throughout the United States, many of which own and operate retail properties, although the peer group also included office, industrial, multi-family and diversified REITs. The Compensation Committee, in consultation with the consultant and management, updates the peer group periodically. The Compensation Committee made no changes to the peer group for purposes of compensation deliberations for 2013. The peer group consisted of the following REITs: Brandywine Realty Trust, CBL & Associates Properties, Corporate Office Properties Trust, Cousins Properties Incorporated, Developers Diversified Realty Corp., Equity One, Inc., Federal Realty Investment Trust, Glimcher Realty Trust, Highwoods Properties, Inc., Liberty Property Trust, Macerich Company, PS Business Parks, Inc., Regency Centers Corp., Tanger Factory Outlet Centers, Inc., Taubman Centers, Inc., Washington Real Estate Investment Trust and Weingarten Realty Investors. For 2014, in consultation with, and based on analyses from, the consultant, the Compensation Committee has decided to remove Developers Diversified Realty Corp. and Highwoods Properties, Inc. from the peer group and to add Rouse Properties, Inc. and Saul Centers, Inc. The Compensation Committee believed these changes to the peer group would make it more comparable to PREIT in terms of size and property type.

In determining compensation for 2013, the Compensation Committee compared (i) the total 2012 compensation of the named executive officers to the total compensation paid to the executive officers in the peer group as reported in their 2012 proxy statements and in other sources and (ii) the allocation of total compensation of the named executive officers among base salary and cash incentive and equity awards to the allocation of such compensation among base salary and cash incentive and equity awards as reported in the proxy statements for the companies in the peer group and in other sources. The Compensation Committee also compared PREIT’s FFO growth rate, TSR and other business performance metrics to the FFO growth rate, TSR and other business performance metrics of the peer group companies. NAREIT defines FFO, which is a non-GAAP measure commonly used by REITs, as net income (computed in accordance with GAAP), excluding gains and losses on sales of operating properties, extraordinary items (computed in accordance with GAAP) and significant non-recurring events that materially distort the comparative measurement of company performance over time, plus real estate depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures to reflect funds from operations on the same basis. TSR is a measure of the financial return to shareholders over a specified measurement period. The return consists of dividends on a share of PREIT during the period (which are deemed to be reinvested in shares when paid) plus (or minus) the increase (or decrease) in the market value of a share measured from the beginning to the end of the period.

The comparative compensation data provided background for assessing both the competitiveness of our compensation and the appropriate allocation between the elements of compensation. The Compensation Committee deemed the peer group comparisons to be more relevant to its compensation decisions than the proprietary NAREIT survey provided by the consultant because it is a smaller comparison group that is more similar to the Company in terms of total capitalization, revenues, number of properties, number of employees, geographic location and other business characteristics and pertinent factors. The Compensation Committee does not set specific competitive pay targets or objectives, or otherwise engage in formal “benchmarking” of the individual components of compensation paid to the named executive officers against executives at peer group companies. The Compensation Committee does, however, generally try to set total compensation, including compensation in the form of performance based awards, for the named executive officers near the middle of the peer group data for their respective positions. The awards are designed to allow for the possibility of greater or lesser compensation based upon our performance.

The Compensation Committee also considers special or unusual matters that affect the metrics used to measure corporate or operational performance for purposes of the performance based elements of compensation. Such matters can directly affect FFO and indirectly affect TSR, the two primary metrics used in the performance based awards. In addition, the Compensation Committee may take into consideration other business performance factors in determining the amount of the payout under the cash incentive opportunity awards. Such other business performance factors may also provide a context for evaluating our FFO performance.

As part of its deliberations, especially with respect to the weighting given to the various components of compensation, the Compensation Committee reviewed internally-prepared tally sheets for each named executive officer. Each of these tally sheets presented the dollar amount of each component of each named executive officer’s compensation, as well as potential payments under various performance, termination and change of control scenarios.

Role of Our Executive Officers in Executive Compensation

As previously noted, Messrs. Coradino and Ronald Rubin, with assistance from our Executive Vice President and General Counsel, Mr. Goldman, and after consultation with other senior officers, made 2013 compensation recommendations for our officers, including the other named executive officers. The Compensation Committee discussed these recommendations with Messrs. Coradino and Rubin and invited them to participate in the Compensation Committee’s deliberations concerning compensation for the named executive officers, other than Messrs. Coradino and Ronald Rubin.

Compensation Objectives and Policies

The principal objectives of our compensation program are to ensure that the interests of our shareholders and the interests of our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives in order to maximize shareholder value. Our compensation program for 2013 consisted of three elements: (i) base salary; (ii) annual cash incentive opportunity; and (iii) equity under a long-term incentive program. These three elements are designed to contain an appropriate level and mix of compensation that emphasizes performance based compensation and equity to align the interests of our shareholders and our named executive officers and, if performance is achieved, to provide the officers with an opportunity for wealth creation. We also seek to motivate the named executive officers by providing a competitive level of base salary and time based restricted shares to encourage them to stay with the Company by having a mechanism to impose an opportunity cost for departing.

The express linkage of program elements to TSR and FFO and other key operating performance metrics, combined with an established share retention policy for the named executive officers, results in a layered approach intended to balance achievement of short-term operating objectives with longer term value creation for our shareholders. FFO is used as the primary, but not sole, measure of short-term performance associated with our cash incentive opportunity awards, and relative TSR is used as the sole measure of long-term performance associated with performance based equity based compensation. The mix of the compensation components as set forth in the 2013 Summary Compensation Table on page 38 is shown below on an aggregate basis for the named executive officers.

(1)	Annual cash incentive and bonus includes payment under the Company’s opportunity awards, based on performance, which paid out at 100% in 2012 and at 125% in 2013, and also includes discretionary bonuses paid to the Company’s named executive officers in the aggregate of $50,000 in 2012 and $380,000 in 2013.

(2)	Long-term incentive compensation consisted of equity awards made in 2013 and 2012, including 100,000 shares issued to Mr. Coradino in 2012 upon his appointment as Chief Executive Officer.

(3)	Other income includes contributions to and interest on non-qualified retirement plans, our contributions to 401(k) Plan accounts of the named executive officers, and core benefits (such as medical insurance) that we pay for our employees generally.

Components of Executive Compensation

Base Salary

Base salaries are intended to (i) be competitive with companies in the peer group, (ii) provide the named executive officers with a fixed and predictable source of income and (iii) assure that the named executive officers remain committed to PREIT even when conditions do not permit the achievement of short-term performance goals. At the beginning of 2013, the employment agreement for each named executive officer established a minimum base salary. In the case of each named executive officer, that minimum base salary may be increased at the discretion of the Compensation Committee. Once increased, the base salary may not be decreased.

The Compensation Committee approved a 3% increase in 2013 base salaries for Messrs. George Rubin, McCadden and Goldman. The decision to increase base salaries 3% was consistent with the recommendation for substantially all of our officers. Mr. Coradino’s salary increased by $50,000, or approximately 9%, and Mr. Ronald Rubin’s salary was not increased at all, which the Compensation Committee felt was appropriate in light of the continued transition of their respective roles, as well as the performance of Mr. Coradino as our new CEO. The Compensation Committee viewed the increases as appropriate based on peer group and other data it reviewed. The decision to grant relatively modest increases in base salary was consistent with the goal of the Compensation Committee to emphasize the performance based and equity components of compensation.

Cash Incentive Compensation

FFO and Corporate Performance Factors in General. Each named executive officer was eligible to receive annual cash incentive compensation equal to a specified percentage of his 2013 base salary. Prior to 2011, the sole factor determining the level of the annual cash incentive opportunity for our named executive officers had been FFO per share. For 2013, the Compensation Committee continued to use the approach it has employed after 2011, specifying that FFO per share remained the primary corporate performance factor, but also that the Compensation Committee may consider supplemental corporate performance factors, including same store net operating income, the leverage ratio of the Company under its principal credit facility, the success of management in selling non-core assets, the ratio of general and administrative expenses to gross revenue, return on assets, comparable store sales, in-line store occupancy and gross rent renewal spreads. The Compensation Committee also retained the discretion to adjust the threshold, target and outperformance levels of FFO established under the awards if, in its judgment, PREIT’s reported FFO did not reflect its performance in a manner consistent with the purpose of the awards.

2013 Annual Incentive Opportunity Awards. For each of the named executive officers other than Mr. Ronald Rubin and Mr. Goldman, 100% of their 2013 cash incentive opportunity award was determined by the corporate performance of the Company based upon FFO and the other factors under the awards. For Mr. Ronald Rubin, his 2013 cash incentive opportunity award was based upon his efforts in supporting Mr. Coradino and furthering the business goals of the Company. For Mr. Goldman, 65% of his 2013 cash incentive opportunity award was based upon the same corporate performance factors as our other named executive officers, and the balance of his award was based upon his individual performance.

Having the annual cash incentive opportunity awards for most of the named executive officers depend solely on corporate performance is intended to encourage teamwork. FFO was selected as the primary measure of short-term corporate performance because it is the most commonly used measure of operating performance among REITs. The decision to focus on our corporate performance reflects the view that the named executive officers have the greatest ability to influence operating performance and that a substantial portion of their compensation, therefore, should be based upon FFO, as adjusted when appropriate, and other enumerated performance factors.

The 2013 annual cash incentive opportunity awards were designed to achieve the objectives of the 2013 business plan prepared by management and approved by the Board of Trustees. The opportunity amounts were expressed in the awards as threshold, target and outperformance levels. If FFO per share and other corporate performance metrics had been below the threshold level, no incentive compensation would have been paid for corporate performance. If FFO per share and other corporate performance metrics had been between the threshold and target levels or between the target and outperformance levels, the amount of the incentive compensation would be determined on a proportionate basis. If FFO per share and other corporate performance metrics had been above the outperformance level, the amount of incentive compensation would have been paid at the outperformance level. The potential incentive compensation for 2013 for the named executive officers was equal to the following percentages of their base salaries.

	Threshold	Target	Outperformance
Joseph F. Coradino	50%	100%	200%
Ronald Rubin	50%	100%	200%
George F. Rubin	32.5%	65%	130%
Robert F. McCadden	30%	60%	120%
Bruce Goldman(1)	30%	60%	120%

(1)	These percentages apply both to the portion of Mr. Goldman’s award based on corporate performance and the portion based on individual performance.

2013 FFO Target, Corporate Performance Factors and 2013 Performance. At the beginning of 2013, the Compensation Committee set the target for FFO at $1.95 to $1.99 per diluted share, which was within the range of our 2013 FFO guidance announced on February 27, 2013. The FFO per share goals were approved with the expectation that there would be a high probability of achieving the threshold, a likelihood of achieving the target and a modest probability of achieving the outperformance level. The Compensation Committee also decided, as in past years, that there should be an approximately 7.5% spread between the mid-point of the target level range and each of the threshold and outperformance levels. Accordingly, the threshold and outperformance levels were set at $1.82 per diluted share and $2.12 per diluted share, respectively.

The Compensation Committee also took notice of enumerated corporate performance factors other than FFO per share, such as same store net operating income, leverage, lease renewal spreads and occupancy. The Committee noted that, as part of the process surrounding the annual cash incentive opportunity awards, it may take into consideration its evaluation of the Company’s performance with respect to these other corporate performance factors, but no specific numerical goals were established with respect to such factors as part of the awards. The Committee also did not assign a specific relative weight to be accorded to these other corporate performance factors.

In May 2013, the Company completed a successful public offering, issuing 11,500,000 common shares and raising $220.5 million, which was used primarily to repay debt, and which resulted in a reduction in interest expense. The issuance of such shares in the offering had a net dilutive effect on FFO per share of approximately $0.22 per share. In connection with the offering, the Company updated its 2013 FFO guidance to account for this net dilution, and management apprised the public and the Committee of its updated guidance range at that time, and subsequently each quarter.

In February 2014, the Company reported 2013 FFO per share of $1.81. The Compensation Committee noted that, excluding the impact of the public offering of common shares, FFO per share for 2013 would have been $2.03 and would have exceeded the target range of $1.95 to $1.99 per share. Accordingly, considering the net dilutive effect of the equity offering on FFO per share, the Compensation Committee exercised its discretion under the awards to adjust the target range of FFO per share to $1.73 to $1.77, with the outperformance level set at $1.88 (reflecting the 7.5% spread from the adjusted mid-point). The Compensation Committee also considered the Company’s achievements with respect to the principal corporate performance factors other than FFO per share, including the largest increase in several years in same store net operating income, the 1,400 basis point reduction in the Company’s leverage ratio, the increases in occupancy and renewal spreads and the sale of non-core assets, among other things.

Based on the Company’s results in terms of FFO and the other corporate performance factors, the Committee concluded that the Company’s performance reflected a strong year, with significant progress toward executing the strategic business plan. The Compensation Committee determined that PREIT’s performance reflected above target performance, but not performance warranting awards fully commensurate with the proportion, 36%, of the spread between the target and outperformance levels represented by actual FFO as adjusted. As such, awards were made at a level 25% above the target level, less than suggested based on FFO as adjusted relative to the target and outperformance levels, but reflective of a strong year and significant progress. The Compensation Committee has exercised similar discretion to adjust applicable levels upward or downward in prior years when appropriate, such as in 2012 when it lowered the thresholds to account for certain accounting charges not related to corporate performance and the dilutive impact of the two preferred share offerings that year, and in 2011, when the Compensation Committee raised the thresholds to provide for the inclusion of certain impairment charges in the calculation of FFO, with the effect that PREIT’s FFO performance for the year did not warrant awards otherwise payable at the outperformance level.

The following table reflects the changes made to the FFO levels and the Company’s actual performance for 2013:

	Threshold	Target	Actual	Outperformance
FFO per share (original plan)	$1.82	$1.95-1.99		$2.12
FFO per share (adjusted for effect of offering)	$1.62	$1.73-1.77		$1.88
FFO per share (actual)			$1.81

Annual Incentive Plan Payments. As a result of the determinations by the Committee summarized above, the cash incentive payments for 2013 based on FFO and the other corporate performance factors were (i) $750,000 to Mr. Coradino, (ii) $363,392 to Mr. George Rubin, (iii) $320,864 to Mr. McCadden, and (iv) $158,411 to Mr. Goldman. In addition, Mr. Coradino advised the Compensation Committee that Messrs. Goldman and McCadden had performed exceptional services in connection with the Company’s performance in 2013 and had continued to assume greater responsibilities as a result of the management changes during 2012. He recommended that, in recognition of their special efforts, they each receive an additional discretionary bonus of $40,000, which the Compensation Committee granted. The Compensation Committee also approved a discretionary bonus to Mr. Coradino of $300,000 in light of his strong leadership of the Company in 2013. The Compensation Committee took particular note not only of the Company’s performance in 2013, but also Mr. Coradino’s success in establishing a clear strategic direction for the Company and the Company’s achievement of the goals he had established.

The following table summarizes the annual incentive plan amounts paid to the named executive officers with respect to 2013:

	2013 Salary	Threshold	Target	Actual (125% of Target)	Outperformance
Joseph F. Coradino	$600,000	50%	100%	$750,000	200%
Ronald Rubin	$300,000	50%	100%	—	200%
George F. Rubin	$447,252	32.5%	65%	$363,392	130%
Robert F. McCadden	$427,819	30%	60%	$360,864	120%
Bruce Goldman	$324,947	30%	60%	$158,411	120%

Mr. Ronald Rubin’s annual cash incentive opportunity award for 2013 was based upon his efforts in supporting Mr. Coradino and furthering the business goals of the Company. Based on the Company’s success in 2013, the Compensation Committee determined to award Mr. Rubin incentive compensation for 2013 at 125% of the target level, or $375,000. Based upon the recommendation of Mr. Coradino, the Compensation Committee also approved an incentive cash payment to Mr. Goldman at 125% of the target level for the individual performance component of his award, or $85,300.

Long Term Incentive Awards

Since 2002, long term compensation awards to our named executive officers have consisted solely of equity (except in 2009), divided evenly between performance based equity awards and time based equity awards.

Restricted Share Units (“RSUs”). One-half of the value of the 2013 long term compensation awards was granted in the form of RSUs, with the exception of Mr. Ronald Rubin, who was not awarded RSUs in 2013. Under the 2013 RSU Program, an account is established for each named executive officer as of the grant date and is credited with a number of RSUs computed by dividing the stated value of the award by the 20 day average of the closing prices of a share of PREIT through the day preceding the grant date. Amounts equal to the dividends paid on an equivalent number of shares before the end of the three-year measurement period are deemed to be invested in additional RSUs. The number of shares earned with respect to the RSU award will depend upon the achievement of TSR for the measurement period of January 1, 2013 through December 31, 2015 at specified levels relative to the TSR of component companies in the MSCI US REIT Index (the “Index”). This Index

reflects the total return to the shareholders of a broad cross section of publicly-held U.S. REITs. TSR was selected as the sole metric for the RSUs because TSR directly measures the financial return to shareholders over a specified period. As a result, these awards to named executive officers are directly aligned with the long-term economic interests of our shareholders.

The RSUs either vest or expire without the issuance of any shares at the end of the measurement period. A specified percentage of the RSUs in each account on that date will be converted into shares of PREIT and delivered to the named executive officer if the TSR of PREIT for the measurement period equals or exceeds the 25th percentile of the companies in the Index for the same measurement period. If TSR does not equal at least the 25th percentile of the companies in the Index during the measurement period, the named executive officer’s entire account associated with that measurement period will expire without the issuance of any shares. If TSR is equal to or above the 25th percentile of companies in the Index during the measurement period, the RSUs (including RSUs resulting from reinvestment of amounts equal to dividends) will vest and there will be issued a number of shares ranging from 50% up to a maximum of 150% (at or above the 75th percentile of companies in the Index) of the number of RSUs. In the event of a change of control, the measurement period for any outstanding RSU Program would end on the date of the change of control, and shares will become payable under those awards, if at all, based on our relative TSR performance through that date.

RSUs also expire without the issuance of any shares if, during the measurement period, a named executive officer’s employment is terminated for “cause” or voluntarily by the named executive officer without “good reason,” as those terms are defined in the named executive officer’s employment agreement. RSUs will not expire without the issuance of any shares in the event of the termination of a named executive officer’s employment by PREIT without “cause” or by the named executive officer for “good reason,” or in the event of termination of employment due to “disability” or death, as those terms are defined in such named executive officer’s employment agreement. Under such circumstances, the RSUs will remain outstanding and will vest or expire without the issuance of any shares based on the actual TSR as determined at the end of the relevant measurement period, as if the named executive officer had remained an employee.

Restricted Shares. With the exception of Mr. Ronald Rubin, the restricted shares awarded to the named executive officers in 2013 generally vest in three equal installments on or about February 15, 2014, 2015 and 2016, as long as the named executive officer remains an employee on the vesting date. The named executive officers are entitled to receive an amount in cash equal to the dividends paid on unvested time based restricted shares. While the shares remain unvested, this amount is treated as compensation and is deducted from income in the calculation of earnings per share.

The use of time based restricted shares is designed to retain the services of a named executive officer by providing a predictable award for continued service and creating a potentially significant cost to the named executive officer if he were to terminate his employment voluntarily. Moreover, since the award consists of shares which vest over a period of years, the economic interests of the executive in maintaining and enhancing the value of the shares are aligned with the long-term interests of our shareholders.

Vesting of restricted shares accelerates in the event of a “change of control” of PREIT, a termination of the named executive officer’s employment by PREIT without “cause,” or a termination of employment by the named executive officer for “good reason,” as each of the terms is defined in the employment agreement of such named executive officer. Unvested restricted shares also vest in the event of termination of employment due to death or “disability,” as the latter term is defined in such named executive officer’s employment agreement.

Mr. Ronald Rubin was awarded 16,000 restricted shares in 2013 that vested on December 31, 2013 and were not subject to continued employment.

Share Ownership and Retention Guidelines

Our Board of Trustees has adopted trustee and executive officer share ownership and retention guidelines. The guidelines have been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. Under the guidelines, (i) the Chief Executive Officer is required to own securities of PREIT having an aggregate dollar value equal to five times his base salary, (ii) the Executive Chairman and Vice Chairman are required to maintain an aggregate value equal to three times their base salaries, and (iii) the Chief Financial Officer and any other Executive Vice President are required to maintain an aggregate value equal to two times their respective base salaries. Each named executive officer and each other covered officer is required to be in compliance with the retention requirements within five years after becoming such an officer. All officers to whom the share ownership and retention guidelines apply are in compliance with the guidelines.

Until the preceding ownership levels have been met by a covered officer, the guidelines state that each such officer shall retain 100% of the net shares received under an equity based compensation plan. Net shares received is defined to mean a number of shares equivalent to the after-tax value of shares delivered to an officer after deducting, in the case of shares acquired upon the exercise of a stock option, the exercise price for the shares. In addition, even after satisfying the ownership guidelines, each covered officer is required to retain 50% of the net shares received under an equity based compensation plan for a one year period after the vesting of shares or the exercise of options.

Non-employee trustees are required, within five years after becoming a trustee, to maintain ownership of at least five times the base annual board retainer paid to non-employee trustees. All trustees are in compliance with our share ownership and retention guidelines, or are expected to be within the allotted time period.

Recoupment Policy

We have adopted a policy on recoupment of performance based compensation in the event of the restatement of our financial statements (also known as a “clawback” policy). The policy has been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. The policy provides that if the intentional misconduct or fraud of a senior officer or former senior officer (including any of the named executive officers) causes or partially causes us to restate all or a portion of our financial statements, the Board of Trustees may, to the extent permitted by applicable law, require the repayment of a portion or all of any cash incentive award, vested restricted shares or other incentive-based compensation paid pursuant to grants made on or after January 1, 2008 to such senior officer or former senior officer and/or may cancel any unvested restricted shares, if (1) the amount or vesting of the incentive-based compensation was calculated based upon, or dependent on, the achievement of financial or operating results that were adversely affected by the restatement and (2) the amount or vesting of the incentive-based compensation would have been less if the incentive compensation had been determined in light of the financial or operating results as restated.

Anti-Hedging and Anti-Pledging Policy

Trustees and certain officers are prohibited from hedging their positions in our common shares. Trustees and certain officers are prohibited from holding positions in our securities in a margin account, and may only pledge such securities to secure a loan with the prior approval of our Chief Compliance Officer, who must make a determination that the number and value of such securities is not significant relative to the number of outstanding securities of the applicable class, the market value or trading volume of such securities or the individual’s total holdings of our securities.

Severance Payments

Each of the current employment agreements of the named executive officers, other than Mr. Ronald Rubin, provides for severance payments (including vesting of shares) upon a termination of employment. The severance arrangements are described under “2013 Executive Compensation—Potential Payments Upon Termination or

Change of Control” beginning on page 47. The total payments and benefits listed in that section and the balance in the non-qualified retirement plans for a particular named executive officer shown on page 46 represent the total value that a named executive officer would have received if such officer’s employment had terminated on December 31, 2013 under the circumstances discussed beginning on page 47. The severance arrangements serve to discourage named executive officers from voluntarily terminating their employment to accept other employment opportunities. In the case of a possible change of control, the severance arrangements also serve to encourage named executive officers to remain focused on their duties during a period of uncertainty. Under the amended and restated employment agreement for Ronald Rubin, Mr. Rubin is entitled to a founder’s retirement payment of $3,500,000 upon termination for any reason other than for cause. The founder’s retirement payment is included in the discussion under “2013 Executive Compensation—Potential Payments Upon Termination or Change of Control” beginning on page 47.

A so-called “double trigger” requirement applies to severance payable on account of a termination of employment in connection with a change of control. Accordingly, there must be both a change of control (as defined in the applicable employment agreement) and a termination of the named executive officer’s employment in order for any severance payments to be made, although all restricted shares will vest upon a change in control, and shares will become payable under RSU Programs, if at all, based on our relative TSR performance through the date of the change in control. The function of a double trigger on cash severance payments is to encourage the named executive officers to remain in our employment or in the employment of our successor in the event that the acquiror does not alter the material conditions of employment as reflected by the events that would give rise to a good reason termination.

In the event of a termination of employment without cause or by either of Messrs. Coradino or Ronald Rubin for good reason within specified periods before or after a change of control, neither has the right to receive any reimbursement for excise tax payments that may arise under Section 4999 of the Code. However, pursuant to agreements entered into several years ago that have not otherwise been required to be amended, two named executive officers are entitled to receive, in addition to the amount otherwise payable upon termination for such events, an amount necessary to pay some or all of the excise tax on “excess parachute payments” imposed by Section 4999 of the Code. Mr. George Rubin is entitled to a sum equal to the amount of the excise tax payment. Mr. McCadden is entitled to receive a sum equal to one-half of the excise tax payment. In no case is the amount of the additional payment “grossed-up” to cover taxes assessed upon the additional payment.

Share Trading Restrictions

Officers and trustees are subject to “blackout” restrictions that prohibit trading in our securities beginning ten days prior to the end of a fiscal quarter and ending on the third business day after the public release of the results for the fiscal period, unless purchases and sales are made under a plan complying with Rule 10b5-1 under the federal securities laws.

Non-Qualified Retirement Plans

An unfunded, non-qualified retirement plan has been established for each of the named executive officers. Under each plan, a specified sum that varies for each named executive officer is credited to his account at the beginning of the year. The amount credited to the account of each named executive officer is based on the employment agreement between the Company and such officer and such required annual contribution is set forth in footnote (4) to the Summary Compensation Table. Interest has accrued on the credited amounts at 10% compounded annually, although for Mr. Coradino and Mr. Ronald Rubin, this accrual rate dropped to 5% beginning January 1, 2012 in connection with the negotiation and amendment of the employment agreements of Mr. Coradino and Mr. Ronald Rubin related to their new roles with the Company in 2012. The account is payable to the named executive officer within 60 days of termination of employment irrespective of the cause for termination (subject to any required delay under Section 409A of the Code). The retirement accounts are intended to aid in the retention of named executive officers by providing a determinable amount of cash available upon retirement. The table on page 46 lists the amounts credited to the accounts of the named executive officers.

Deferred Compensation

We do not offer a deferred compensation program under which our senior executives can elect to defer any portion of their cash compensation. We have permitted recipients of RSUs to defer receipt of the shares earned thereunder. As described above in the section entitled “Non-Qualified Retirement Plans,” we also provide non-elective deferred compensation, as specified in the employment agreements of the named executive officers, which is based solely on employer contributions and credits.

No Perquisites

We do not provide significant perquisites or personal benefits to any of our named executive officers.

Benefits Generally Available to Employees

The named executive officers are entitled to participate in our 401(k) Plan, which is generally available to all of our employees. We match a portion of the contributions of the named executive officers up to specified limits on the same terms as apply to other employees. The named executive officers are also entitled to participate in various insurance programs generally available to our employees, including medical, dental, vision, disability and life insurance.

Accounting and Tax Considerations

The RSUs and restricted share grants for 2013 are subject to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. Under FASB ASC Topic 718, these equity classified awards are measured at grant date fair value determined as described in footnote (1) to the 2013 Summary Compensation Table and not subsequently remeasured. The grant date fair value of an equity-classified award is expensed in our statements of operations over the relevant service period. For tax purposes, however, the equity awards are not deductible prior to the date on which they vest (or in the case of RSUs, prior to the date that shares are issued in respect thereof). Irrespective of when payments are made, the amounts paid under the annual cash incentive opportunity awards were expensed in our statements of operations for the year during which the amounts were earned. The Compensation Committee is aware of the accounting and tax treatment accorded to the equity and cash awards and total cash compensation generally, but the treatment has not been a significant factor in our compensation programs or in the decisions of the Compensation Committee concerning the amount or type of equity award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Compensation Committee’s review and discussion of the Compensation Discussion and Analysis with management, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE

EXECUTIVE COMPENSATION AND

HUMAN RESOURCES COMMITTEE OF THE

BOARD OF TRUSTEES

Charles P. Pizzi, Chair

M. Walter D’Alessio

Leonard I. Korman

John J. Roberts

2013 EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table shows information concerning the compensation recorded by PREIT for the three most recent fiscal years for PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers, other than Mr. Goldman, who became a named executive officer in 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Joseph F. Coradino — Chief Executive Officer and Trustee	2013	600,000	300,000	1,427,200	750,000	20,878	61,894	3,159,972
	2012	499,974	0	3,035,077	499,974	13,018	63,670	4,111,713
	2011	421,473	0	813,087	507,478	34,050	48,470	1,824,558

Ronald Rubin — Executive Chairman and Trustee	2013	300,000	375,000	292,480	0	59,074	61,483	1,088,037
	2012	420,670	420,670	1,189,412	0	38,682	80,107	2,149,541
	2011	562,648	0	1,428,187	824,010	105,824	108,622	3,029,291

George F. Rubin — Vice Chairman and Trustee	2013	447,252	0	808,330	363,392	41,708	52,949	1,713,631
	2012	434,118	0	882,403	282,177	42,654	58,636	1,699,988
	2011	421,473	0	813,087	507,478	34,050	59,090	1,835,178

Robert F. McCadden — Executive Vice President and Chief Financial Officer	2013	427,819	40,000	712,351	320,864	23,946	35,200	1,560,180
	2012	415,358	25,000	777,605	249,215	24,171	35,000	1,526,349
	2011	403,260	0	716,532	446,704	18,984	34,800	1,620,280

Bruce Goldman — Executive Vice President and General Counsel	2013	324,947	125,300	315,376	158,411	27,843	35,200	987,077
	2012	315,483	91,252	344,257	123,038	28,369	35,000	937,399

(1)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of Stock Awards granted during the year, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that PREIT expects to expense in its financial statements over the award’s vesting schedule. The amounts shown reflect PREIT’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Valuations with respect to awards of time based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant. Valuations with respect to grants of performance based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. With respect to the performance based RSUs, if the highest level of performance were to be achieved, then the number of shares that would be received in respect of such RSUs would be 150% of the number of RSUs granted (plus any additional RSUs deemed acquired as a result of reinvestment of amounts equal to dividends paid on an equivalent number of shares), and the grant date value of such awards (using the original stated value of the RSUs and not including any value attributable to RSUs deemed to be acquired in connection with the subsequent reinvestment of amounts equal to dividends paid on an equivalent number of shares) would have been as follows: Joseph F. Coradino—$1,044,000; Ronald Rubin—$0; George F. Rubin—$591,296; Robert F. McCadden—$521,087; and Bruce Goldman—$230,699. See “2013 Grants of Plan-Based Awards.” Whether the named executive officers will receive any shares in respect of the performance based awards (RSUs) depends on whether PREIT achieves certain relative performance (TSR) objectives. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to awards of RSUs, which assumptions included no expirations without the issuance of any shares, see Note 8,

“Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2013.

(2)	The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of, for 2013 and 2012, amounts paid in respect of the annual incentive plan, as determined by the Compensation Committee in accordance with the plan and the awards thereunder, and for 2011, (a) amounts paid in respect of the annual incentive plan and (b) cash amounts paid in respect of the performance incentive units originally granted in 2009; See “Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—2. Cash Incentive Compensation.” The payments are generally made early in the following year. FFO per share was the primary basis for such payments. In 2012 and 2013, 35% of Mr. Goldman’s annual cash incentive award and all of Mr. Ronald Rubin’s annual cash incentive award were related to individual performance and are therefore reported in the Bonus column, instead of the Non-Equity Incentive Plan Compensation column. The amounts paid in respect of the performance incentive units in 2011 were as determined pursuant to the terms of the 2009-2011 Performance Incentive Unit Program. The amounts comprising the total amount shown in 2011 are as follows:

2011	Annual Incentive Plan ($)	Performance Incentive Units ($)
Joseph F. Coradino	356,145	151,333
Ronald Rubin	548,582	275,428
George F. Rubin	356,145	151,333
Robert F. McCadden	314,543	132,161

(3)	The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the above-market portion, which is the amount in excess of 120% of the applicable federal rate, of the interest earned on nonqualified deferred compensation plans of the named executive officers, which is credited as follows: (a) at a rate of 5% compounded annually beginning in 2012 for Mr. Coradino and Mr. Ronald Rubin, and (b) at a rate of 10% compounded annually for Mr. George Rubin, Mr. McCadden and Mr. Goldman, and (c) at a rate of 10% compounded annually for Mr. Coradino and Mr. Ronald Rubin prior to 2012, on the cumulative balance held in such officer’s supplemental retirement plan account. The applicable federal rate for long term, annual compounding was 3.32% as of December 2013.

(4)	The amounts shown in 2013 All Other Compensation are comprised of the following:

2013	Non-Qualified Retirement Plan Company Contributions ($)	Qualified Plan – 401(k) Company Contributions ($)	Medical and Other Core Benefits ($)	Total All Other Compensation ($)
Joseph F. Coradino	50,000	10,200	1,694	61,894
Ronald Rubin	50,000	—	11,483	61,483
George F. Rubin	35,000	—	17,949	52,949
Robert F. McCadden	25,000	10,200	—	35,200
Bruce Goldman	25,000	10,200	—	35,200

(5)	The grant date value of the performance incentive units awarded in 2009 was included in “All Other Compensation” in 2009. The amounts actually earned in respect of these cash awards is reflected in 2011 in “Non-Equity Incentive Plan Compensation.”

Employment Agreements

Joseph F. Coradino

Joseph F. Coradino’s employment agreement with PREIT was amended, effective June 7, 2012, in connection with Mr. Coradino’s appointment as the Chief Executive Officer of PREIT. The initial term of Mr. Coradino’s agreement is two years from June 7, 2012, extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Mr. Coradino is entitled to participate in cash and equity incentive programs of PREIT as determined by the Compensation Committee. The annual credit to Mr. Coradino’s fully vested supplemental retirement account is $50,000 and the interest accruing on the account is 5.0% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Coradino or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Coradino or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. The agreement provides for the nomination of Mr. Coradino as a candidate for election to the Board of Trustees so long as his employment under the agreement has not terminated.

Ronald Rubin

Ronald Rubin’s employment agreement with PREIT was amended, effective June 7, 2012, in connection with the change in Mr. Rubin’s role from Chairman and Chief Executive Officer to Executive Chairman of PREIT. The initial term is three years from June 7, 2012, extending year to year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Additionally, at any time within 120 days prior to any anniversary of the effective date of Mr. Rubin’s agreement, either the Company or Mr. Rubin may request changes in the compensation payable to Mr. Rubin, and if the parties are unable to agree on such requested changes, Mr. Rubin’s employment will terminate on the following anniversary of the effective date and, upon such termination, Mr. Rubin will be entitled to the payments and benefits as if Mr. Rubin’s employment had been terminated without cause. Mr. Rubin is entitled to participate in cash and equity incentive programs of PREIT as determined by the Compensation Committee. The agreement also provides for a founder’s retirement payment to Mr. Rubin of $3,500,000, which is payable to Mr. Rubin in a single sum upon termination of his employment for any reason. Commencing in 2013, the annual credit to Mr. Rubin’s supplemental retirement account is $50,000. The interest accruing on the account is 5.0% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Rubin or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Rubin or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. The agreement also provides for the nomination of Mr. Rubin as a candidate for election to the Board of Trustees so long as his employment under the agreement has not terminated.

George F. Rubin

George F. Rubin’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Under the agreement, Mr. Rubin serves as Vice Chairman of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Rubin is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the

Compensation Committee. PREIT is also obligated to credit $35,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Rubin or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Rubin or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. Mr. Rubin will cease to be our Vice Chairman effective May 29, 2014.

Robert F. McCadden

Robert F. McCadden’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Under the agreement, Mr. McCadden serves as Executive Vice President and Chief Financial Officer of PREIT. Mr. McCadden’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. McCadden is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. McCadden or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. McCadden or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Bruce Goldman

Bruce Goldman’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Under the agreement, Mr. Goldman serves as Executive Vice President and General Counsel of PREIT. Mr. Goldman’s salary may be increased each year at the discretion of PREIT’s Compensation Committee. In accordance with the agreement, Mr. Goldman is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Goldman or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Goldman or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Named Executive Officers Generally

Each of the employment agreements for the above named executive officers other than Ronald Rubin also provides for certain severance and other benefits upon certain terminations of employment, as well as certain non-competition/non-solicitation obligations of the executive. Mr. Ronald Rubin’s employment agreement, as described above, does not provide for any cash severance payments, although he would receive the founder’s retirement payment as described above. See “Potential Payments Upon Termination or Change of Control,” beginning on page 47, for a description of all such benefits and obligations.

2013 Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made by PREIT in 2013 to PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph F. Coradino	2013	300,000	600,000	1,200,000
	2/27/2013				20,000	40,000	60,000		696,000
	2/27/2013							40,000	731,200

	Total	300,000	600,000	1,200,000	20,000	40,000	60,000	40,000	1,427,200

Ronald Rubin	2/27/2013
	2/27/2013							16,000	292,480

	Total	—	—	—	—	—	—	16,000	292,480

George F. Rubin	2013	145,357	290,714	581,427
	2/27/2013				11,328	22,655	33,983		394,197
	2/27/2013							22,655	414,133

	Total	145,357	290,714	581,427	11,328	22,655	33,983	22,655	808,330

Robert F. McCadden	2013	128,346	256,691	513,382
	2/27/2013				9,983	19,965	29,948		347,391
	2/27/2013							19,965	364,960

	Total	128,346	256,691	513,382	9,983	19,965	29,948	19,965	712,351

Bruce Goldman	2013	63,365	126,729	253,459
	2/27/2013				4,420	8,839	13,259		153,799
	2/27/2013							8,839	161,577

	Total	63,365	126,729	253,459	4,420	8,839	13,259	8,839	315,376

(1)	The amounts shown under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the potential threshold, target and outperformance awards under the 2013 annual cash incentive compensation plan based on specified corporate performance metrics.

(2)	The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable in connection with the RSUs, not including RSUs resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. See “Performance Based Programs—Restricted Share Unit Programs.” The recipient is not entitled to any voting rights in connection with the RSUs. See “Compensation Discussion and Analysis” for a discussion of the objectives of the RSUs. Whether the named executive officers will receive any shares in respect of the RSUs depends on whether PREIT achieves certain relative performance (TSR) objectives. If the measurement period had ended on December 31, 2013, PREIT would have met the objective for the 2012 RSU grants at a level resulting in an award of shares equal to 150% of the original number of RSUs, and PREIT would have met the objective for the 2013 RSU grants at a level resulting in an award of shares equal to 129% of the original number of RSUs.

(3)

The numbers shown under All Other Stock Awards represent the number of time based restricted shares granted under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. With respect to 16,000 restricted shares granted to Mr. Ronald Rubin, these shares vested on December 31, 2013. During the period that the restricted shares have not vested, the recipient is entitled to vote the shares and to receive an amount equal to the dividends that would have been paid on the shares if they were vested. PREIT made cash distributions to all holders of common shares of $0.74 per share in 2013. In February 2014, PREIT’s Board of Trustees declared a quarterly cash dividend of $0.20 per share payable in March 2014.

(4)	The amounts shown in the Grant Date Fair Value of Stock and Option Awards column represent the fair value of the awards on the date of grant, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Valuations with respect to grants of performance based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. Whether the named executive officers will receive any shares in respect of the performance based awards (RSUs) depends on whether PREIT achieves certain relative performance (TSR) objectives. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to grants of RSUs, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2013. Valuations with respect to awards of time based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant.

Performance Based Programs

Restricted Share Unit Programs

In 2011, 2012 and 2013, the Compensation Committee made awards in the form of market based performance contingent restricted share units, or RSUs, under the 2011-2013 Restricted Share Unit Program (for grants made in 2011), the 2012-2014 Restricted Share Unit Program (for grants made in 2012) and the 2013-2015 Restricted Share Unit Program (for grants made in 2013). The RSUs represent the right to earn common shares in the future depending on PREIT’s total shareholder return, or TSR, for the three year period (the “Measurement Period”) ended December 31, 2013 (for grants made in 2011), ending December 31, 2014 (for grants made in 2012) and ending December 31, 2015 (for grants made in 2013) relative to the TSR for the applicable Measurement Period of the component companies in the MSCI US REIT Index (the “Index”) for those periods. Dividends paid by PREIT during the Measurement Period are deemed to be invested in additional RSUs for the account of the named executive officer at the 20 day average closing price of a share of PREIT ending on the dividend payment date. If TSR is equal to or above the 25th percentile of companies in the Index during the Measurement Period, the RSUs (including RSUs resulting from reinvestment of amounts equal to dividends) will vest and there will be issued a number of shares ranging from 50% up to a maximum of 150% (at or above the 75th percentile of companies in the Index) of the number of RSUs. The Measurement Period for the 2011-2013 Restricted Share Unit Program ended on December 31, 2013, and the Company’s TSR was calculated to rank in the 81st percentile of the companies in the Index. The RSUs granted under that program remained outstanding as of December 31, 2013. The Compensation Committee met in January 2014 and approved the calculation of this TSR ranking for the applicable Measurement Period, which was above the 75th percentile and thus at the outperformance level, and authorized the issuance of shares equal to 150% of the number of RSUs, including RSUs resulting from the reinvestment of amounts equal to dividends. The Measurement Periods for the 2012-2014 RSU Program and the 2013-2015 RSU Program are still in progress; accordingly, it cannot yet be determined what portion, if any, of the RSUs granted under those programs will be earned.

Except if there is a change of control, participants may elect to defer delivery of all or a portion of the shares to be awarded to such participant until separation from service or a specified date chosen by the participant. If a participant elects to defer delivery until separation from service, PREIT must deliver the shares to participants who are “specified employees,” as defined in Section 409A of the Code, upon the earlier of six months after separation from service or death. Participants who elect to defer delivery of their shares will have dividend equivalents credited on their deferred shares which will be reinvested in notional shares (on which dividend equivalents will also be credited and so reinvested). A participant who has elected to defer delivery of his or her shares may elect to receive the shares prior to the scheduled delivery date in the event of an unforeseeable emergency.

If, prior to the last day of the Measurement Period, the named executive officer’s employment is terminated by PREIT for a reason other than cause or by the named executive officer for good reason (or, in the case of Mr. Ronald Rubin, voluntary termination) or because of the death or disability of the named executive officer, the named executive officer will remain eligible to receive shares under the program as if his employment had not terminated. If the named executive officer’s employment is terminated for any other reason, the named executive officer will forfeit all of the RSUs.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table shows information concerning outstanding equity awards at December 31, 2013, including both awards subject to market based performance conditions and time based awards, made by PREIT to its Chief Executive Officer, Chief Financial Officer and other named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have NotVested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph F. Coradino	146,336	2,777,457	183,532	3,483,437
Ronald Rubin	39,435	748,476	138,898	2,636,284
George F. Rubin	50,006	949,114	126,388	2,398,844
Robert F. McCadden	44,068	836,411	111,381	2,114,011
Bruce Goldman	19,509	370,281	49,309	935,885

(1)	The numbers shown under Number of Shares or Units of Stock That Have Not Vested represent the number of time based restricted shares granted under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant (except for the grant to Mr. Coradino upon his promotion to Chief Executive Officer, which vests in three equal annual installments on each of the three anniversaries following June 7, 2012), subject to continued employment. The vesting dates of the shares shown in this column are as follows:

Vesting Date	Joseph F. Coradino	Ronald Rubin	George F. Rubin	Robert F. McCadden	Bruce Goldman
2/18/2014	37,754	27,771	25,813	22,747	10,071
6/9/2014	33,333	—	—	—	—
2/17/2015	28,583	11,664	16,642	14,666	6,492
6/8/2015	33,333	—	—	—	—
2/16/2016	13,333	—	7,551	6,655	2,946

Total	146,336	39,435	50,006	44,068	19,509

(2)	The market value of shares is based upon the closing market price per share of PREIT’s common shares as of December 31, 2013 of $18.98.

(3)	The amounts shown under Number of Unearned Shares, Units or Other Rights That Have Not Vested represent the aggregate of the number of RSUs, including RSUs “acquired” as a result of the application of dividends deemed credited to the account of the named executive officer. The amount shown represents the percentage of RSUs, including RSUs resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares, that will be earned and delivered as shares: 1) under the 2011 plan, at the outperformance level (these shares were issued on January 30, 2014), and 2) under both the 2012 plan and the 2013 plan, assuming PREIT’s TSR is at the outperformance level. The vesting or expiration dates of the RSUs shown in this column are as follows:

	Joseph F. Coradino	Ronald Rubin	George F. Rubin	Robert F. McCadden	Bruce Goldman
Vesting Date
1/30/2014	46,643	81,929	46,643	41,104	18,197

Subtotal	46,643	81,929	46,643	41,104	18,197

Expiration Date
12/31/2014	74,483	56,969	44,400	39,128	17,322
12/31/2015	62,406	—	35,345	31,149	13,790

Subtotal	136,889	56,969	79,745	70,277	31,112

Total	183,532	138,898	126,388	111,381	49,309

2013 Option Exercises and Stock Vested

The following table shows information concerning the 2013 vesting of restricted shares awarded to PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers. There were no share options exercised by PREIT’s Chief Executive Officer, Chief Financial Officer or other named executive officers in 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph F. Coradino	70,948	$1,360,073
Ronald Rubin	67,410	$1,290,330
George F. Rubin	31,454	$602,973
Robert F. McCadden	27,718	$531,354
Bruce Goldman	12,272	$235,254

Pension Benefits

None of our named executive officers participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2013 Nonqualified Deferred Compensation

The following table shows information concerning contributions, earnings, distributions and balances under non-qualified defined contribution and other deferred compensation plans maintained for PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Joseph F. Coradino	50,000	34,739	0	729,517
Ronald Rubin	50,000	98,292	0	2,064,140
George F. Rubin	35,000	69,398	0	763,379
Robert F. McCadden	25,000	39,844	0	438,279
Bruce Goldman	25,000	46,328	0	509,607

(1)	The amounts reported in this column are reported in the Summary Compensation Table under All Other Compensation.

(2)	The above-market portions of the amounts reported in this column are included in the Summary Compensation Table under Change in Pension Value and Nonqualified Deferred Compensation Earnings, to the extent they exceed 120% of the prevailing long term applicable federal rate.

(3)	Of the amounts reported, the following were previously reported as compensation to the named executive officer in the Summary Compensation Table prior to 2013: Joseph F. Coradino ($511,011); Ronald Rubin ($1,480,505); George F. Rubin ($516,804); Robert F. McCadden ($307,015); and Bruce Goldman ($349,626).

See “—Employment Agreements” for a description of the material terms of the supplemental retirement plans of the named executive officers.

Potential Payments Upon Termination or Change of Control

Following is a summary of the arrangements that provide for payment to a named executive officer at, following or in connection with any termination, including resignation, severance, retirement or constructive termination, or in connection with a change of control or a change in the named executive officer’s responsibilities.

Termination by Us Without Cause, Termination by the Executive for Good Reason or Our Election Not to Renew the Employment Agreement Not Associated with a Change in Control. If we terminate Joseph F. Coradino’s, Ronald Rubin’s, George F. Rubin’s, Robert F. McCadden’s or Bruce Goldman’s (each, an “Executive”) employment for a reason other than for “Cause,” which is generally defined to include fraud in connection with his employment, theft of PREIT funds, acts which are grounds for termination under our Code of Business Conduct and Ethics, indictment for a crime of moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 30 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if an Executive terminates his employment with us for “Good Reason,” which includes PREIT’s material breach of its obligations to the Executive under the employment agreement, a material change in the geographic location at which the Executive provides services, or a material diminution in the Executive’s authority, duties or responsibilities (in each case, after 30 days written notice and failure to cure); in the case of Joseph F. Coradino and Ronald Rubin, the Executive is not nominated for election as a trustee; and, in the case of Mr. Ronald Rubin only, if the parties are unable to agree on requested changes in the compensation payable to Mr. Ronald Rubin; or if we elect not to renew the Executive’s employment agreement, in any such case not in association with a change in control, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement; and

•

for Mr. Coradino, a cash lump sum severance payment equal to (A) $2,344,524 if such termination occurs before June 7, 2014, or (B) 1.1 times (x) his then-current base salary plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years, if such termination occurs on or after June 7, 2014 (in the case of clause (B)(x), such amount being discounted to present value);

•	for Mr. Ronald Rubin, a cash lump sum founder’s retirement payment equal to $3,500,000;

•

for Mr. George F. Rubin, a cash lump sum severance payment equal to three times (x) his then-current base salary (such amount being discounted to present value) plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years;

•

for Mr. McCadden and Mr. Goldman, a cash lump sum severance payment equal to two times (x) such Executive’s then-current base salary (such amount being discounted to present value) plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus to such Executive in the last three calendar years; and

•

in each case, he, his spouse and dependents will continue to receive medical benefits for two years (three years in the case of Mr. Ronald Rubin and one year in the case of Mr. McCadden and Mr. Goldman) to the extent PREIT was paying for such benefits prior to such termination;

•	any restricted shares will vest; and

•	Mr. Ronald Rubin would receive any performance based cash incentive award earned as if his employment had not terminated, pro rata for the number of days he was employed during the year.

Termination by Us for Cause. If we terminate the Executive’s employment for Cause, then:

•	PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under the employment agreement;

•	he, his spouse and dependents will have rights under PREIT’s health plans as provided by COBRA; and

•

he will not engage in, have an interest in or in any way be affiliated with any entity that engages within 25 miles of any property owned by PREIT in any activity that competes with the activity of PREIT for one year following such termination.

Death or Disability. Under our employment agreement with each Executive, if the Executive dies during the term of his employment agreement, or if he is unable to perform his duties for 120 days during any 150 day period (“disability”) and PREIT elects to terminate his employment, then:

•	PREIT will pay to him or his estate (less applicable withholding taxes):

•

in the case of the disability of the Executive, except Mr. Ronald Rubin, a cash lump sum payment equal to one times (two times in the case of Mr. Coradino) (x) his then-current base salary minus (y) amounts reasonably projected to be paid to the Executive under disability insurance policies for the 12-month period immediately following the Executive’s termination of employment (a 24-month period in the case of Mr. Coradino)(such amount being discounted to present value); in the case of Mr. Ronald Rubin’s disability, he would receive a cash lump sum founder’s retirement payment equal to $3,500,000;

•

in the case of the death of the Executive, except Mr. Ronald Rubin, his base salary for a period of 12 months (24 months in the case of Mr. Coradino), paid in accordance with PREIT’s normal payroll practices; in the case of the death of Mr. Ronald Rubin, his estate would receive a cash lump sum founder’s retirement payment equal to $3,500,000;

•	all earned but unpaid amounts under the employment agreement; and

•

if PREIT achieves its specified performance target(s), the pro rata portion of any amount payable under the annual cash incentive plan with respect to the year of termination that he would have earned had he remained employed with us;

•	all unvested restricted shares that vest solely based on the passage of time and the Executive’s continued employment will vest; and

•

he, his spouse and dependents will continue to receive medical benefits for the 12-month period (a 24-month period in the case of Mr. Coradino and a 36-month period in the case of Mr. Ronald Rubin) immediately following his termination of employment to the extent PREIT was paying for such benefits prior to such death or disability.

Voluntary Termination. If an Executive voluntarily terminates his employment, PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under his employment agreement, and he will have rights under PREIT’s health plans as provided by COBRA. If an Executive voluntarily terminates his employment with PREIT (other than (i) for Good Reason, (ii) within 10 calendar days following the date that PREIT provides the Executive with notice of his base salary and bonus eligibility for such fiscal year or (iii) (except for Mr. Coradino ) within 10 calendar days following April 10th of the applicable fiscal year, if such compensation notice has not been received as of that date), the Executive will not engage in, have an interest in or in any way be affiliated with any entity that engages, within 25 miles of any property owned by PREIT, in any activity which competes with the activities of PREIT or its affiliates for one year following such termination.

In the case of Mr. Ronald Rubin, in the event of voluntary termination without good reason, he, his spouse and dependents would continue to receive medical benefits for the 36-month period after such termination. In the event of Mr. Rubin’s death during such period, such coverage would continue for his spouse and dependents. In addition, in the event of a voluntary termination, Mr. Rubin would receive a cash lump sum founder’s retirement payment equal to $3,500,000, he would receive any performance based cash incentive award earned as if his employment had not terminated, pro rata for the number of days he was employed during the year, all time based restricted shares would vest, and all performance based restricted share unit awards would remain outstanding and would vest or expire, in whole or in part, based on the applicable performance measures under the award as if his employment had not terminated.

Restricted Share Unit Programs. Under the Company’s performance based equity programs, if an Executive’s employment is terminated by PREIT for a reason other than for Cause or by the Executive for Good Reason or because of the death or disability of the Executive, the Executive will remain eligible to receive shares under the applicable Restricted Share Unit Programs as if his employment had not terminated. If the Executive’s employment is terminated for any other reason, he forfeits his RSUs, except as otherwise discussed above for Mr. Ronald Rubin.

Change of Control. If there is a change of control of PREIT, then:

•

the measurement period for any outstanding RSUs would end on the date of the change of control, and shares underlying such awards will become payable, if at all, based on our relative TSR performance through that date;

•	any restricted shares will vest; and

•

if Mr. George Rubin or Mr. McCadden is required to pay any excise taxes imposed under Section 4999 of the Code, PREIT will reimburse Mr. George Rubin for the full amount of such excise taxes and will reimburse Mr. McCadden for one-half of such taxes, provided that such reimbursement will not be grossed up to cover any excise, income or employment taxes assessed on that additional payment; if the Executive would receive a higher net after-tax benefit by the reduction of his payments and benefits to the minimum extent necessary to ensure that no such excise taxes apply, his payments and benefits shall be so reduced.

If an Executive’s employment is terminated within six months before or 12 months after a change of control of PREIT, by us without Cause (including our election not to renew the agreement), or by him for Good Reason, then:

•	PREIT will pay to him (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

in the case of each Executive other than Mr. Ronald Rubin, a lump sum cash payment equal to three times (two times in the case of Mr. McCadden and Mr. Goldman) (x) his then-current base salary (discounted to present value if such termination occurs within six months before the change of control) plus (y) an amount calculated by multiplying the then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years; Mr. Ronald Rubin would receive a cash lump sum founder’s retirement payment equal to $3,500,000; and

•

the Executive, his spouse and dependents will continue to receive medical benefits for two years (three years in the case of Mr. Ronald Rubin and one year in the case of Mr. McCadden and Mr. Goldman) to the extent PREIT was paying for such benefits prior to termination.

All Terminations of Employment

As described above under “—Employment Agreements,” the amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable within 60 days of the termination of employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. As these amounts are provided in the event of any termination of employment and are disclosed above, such amounts are not included in the amounts set forth in the tables below. See “—2013 Nonqualified Deferred Compensation.”

Assuming Joseph F. Coradino’s employment was terminated under each of these circumstances on December 31, 2013 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Coradino’s covenant not compete, such payments and benefits would have had an estimated value of:

Joseph F. Coradino	Lump Sum(1)/ Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other(2) ($)	Total ($)
				Performance Based		Time Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	2,344,524		0	3,323,773	(3)	2,777,457	34,991	8,480,745
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,800,000	(4)	1,595,827	3,323,773		2,777,457	34,991	9,532,048
Death	1,200,000		600,000	3,323,773	(3)	2,777,457	34,991	7,936,221
Disability	821,717		600,000	3,323,773	(3)	2,777,457	34,991	7,557,938
Change of Control (without regard to a termination of employment)	0		0	3,323,773		2,777,457	0	6,101,230

(1)	The amounts set forth in this column are paid in a lump sum upon the occurrence of a listed event, provided that the payment of the amount payable upon the termination of Mr. Coradino’s employment in the case of his death will instead be made as a base salary continuation over the 24 month period following his death.

(2)	The amounts shown in this column represent amounts in respect of benefit continuation.

(3)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2013 based on our relative TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(4)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive an amount in respect of base salary of $1,742,018.

Assuming that Ronald Rubin’s employment was terminated under each of these circumstances on December 31, 2013 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Ronald Rubin’s covenant not to compete, such payments and benefits would have had an estimated value of:

Ronald Rubin	Lump Sum ($)	Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Benefit Continuation ($)	Total ($)
			Performance Based		Time Based
Without Cause, Either Party’s Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	3,500,000	0	2,652,664	(1)	748,476	52,486	6,953,626
Without Cause, Either Party’s Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	3,500,000	0	2,652,664		748,476	52,486	6,953,626
Death	3,500,000	0	2,652,664	(1)	748,476	52,486	6,953,626
Disability	3,500,000	0	2,652,664	(1)	748,476	52,486	6,953,626
Change of Control (without regard to a termination of employment)	0	0	2,652,664		748,476	0	3,401,140

(1)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2013 based on our TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

Assuming George F. Rubin’s employment was terminated under each of these circumstances on December 31, 2013 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. George Rubin’s covenant not to compete, such payments and benefits would have had an estimated value of:

George F. Rubin	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other(1) ($)	Total ($)
				Performance Based		Time Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	1,298,535		1,073,704	2,312,457	(2)	949,114	47,906	5,681,716
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,341,756	(3)	1,073,704	2,312,457		949,114	738,755	6,415,786
Death	447,252		290,714	2,312,457	(2)	949,114	23,953	4,023,490
Disability	264,267		290,714	2,312,457	(2)	949,114	23,953	3,840,505
Change of Control (without regard to a termination of employment)	0		0	2,312,457		949,114	0	3,261,571

(1)	The amounts shown in this column represent amounts in respect of benefit continuation and in addition, the amount listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control” includes reimbursement, in an amount equal to $690,849, for excise taxes imposed under Section 4999 of the Code. As noted above, if Mr. George Rubin would receive a higher net after-tax benefit by the reduction of his payments to the minimum extent necessary to ensure that no excise taxes apply, his payments shall be so reduced.

(2)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2013 based on our TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(3)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control.”

George F. Rubin will be leaving as an officer of the Company effective May 29, 2014. Under the terms of his separation from the Company, he will receive a payment of approximately $2.6 million in connection with his departure, which amount is in addition to the payment of the amounts accrued under Mr. Rubin’s supplemental retirement plan. All of Mr. George Rubin’s outstanding unvested restricted shares will also vest and he will remain eligible to receive shares under the Company’s Restricted Share Unit Programs based on the achievement of the performance metrics established by those programs as if his employment had not terminated.

Assuming Robert F. McCadden’s employment was terminated under each of these circumstances on December 31, 2013 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. McCadden’s covenant not to compete, such payments and benefits would have had an estimated value of:

Robert F. McCadden	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
				Performance Based		Time Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	837,014		649,000	2,037,865	(1)	836,411	16,349	4,376,639
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	855,638	(2)	649,000	2,037,865		836,411	16,349	4,395,263
Death	427,819		256,691	2,037,865	(1)	836,411	16,349	3,575,135
Disability	245,051		256,691	2,037,865	(1)	836,411	16,349	3,392,367
Change of Control (without regard to a termination of employment)	0		0	2,037,865		836,411	0	2,874,276

(1)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2013 based on our TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause or For Good Reason Not Associated With a Change of Control.”

Assuming Bruce Goldman’s employment was terminated under each of these circumstances on December 31, 2013 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Goldman’s covenant not to compete, such payments and benefits would have had an estimated value of:

Bruce Goldman	Base Salary ($)		Bonus ($)	Value of Accelerated Equity and Performance Awards ($)			Other ($)	Total ($)
				Performance Based		Time Based
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	635,748		465,681	902,171	(1)	370,281	16,349	2,390,230
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	649,894	(2)	465,681	902,171		370,281	16,349	2,404,376
Death	324,947		194,968	902,171	(1)	370,281	16,349	1,808,716
Disability	143,328		194,968	902,171	(1)	370,281	16,349	1,627,097
Change of Control (without regard to a termination of employment)	0		0	902,171		370,281	0	1,272,452

(1)	Represents the value of shares under any RSU program in effect that would have been received by the Executive (or his estate) if the applicable Measurement Period had ended on December 31, 2013 based on our TSR performance through, and the closing price as of, that date, and assuming that the relative performance and the price remained the same at the end of the actual Measurement Period.

(2)	Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, the Executive would receive the base salary amount listed in the row “Without Cause or For Good Reason Not Associated With a Change of Control.”

Equity Compensation Plans

The following table summarizes PREIT’s equity compensation plans as of December 31, 2013:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans(1)(3)
Equity compensation plans approved by shareholders	20,000	(2)	$26.45	1,895,149
Equity compensation plans not approved by shareholders	—		—	—
Total	20,000	(2)	$26.45	1,895,149

(1)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Does not include 575,851 restricted shares awarded under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan, and does not include 7,588 shares awarded under PREIT’s 2008 Restricted Share Plan for Non-Employee Trustees that, in each case, were outstanding and unvested at December 31, 2013.

(3)	Includes 1,775,584 shares available for awards under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan as of December 31, 2013, including shares that might become issuable pursuant to the Company’s RSU Programs, and 119,565 shares available for issuance under PREIT’s Employee Share Purchase Plan.

AUDIT

PROPOSAL THREE—

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Trustees has selected KPMG LLP as PREIT’s independent auditor to perform the audit of our financial statements for 2014. KPMG is a registered independent public accounting firm and served as our independent auditor for the year ended December 31, 2013. A representative of KPMG is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although shareholder ratification of our selection of KPMG as our independent auditor is not required by our by-laws or otherwise, the Board of Trustees is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of PREIT. If KPMG is not ratified, the Audit Committee, in its discretion, may select as our independent auditor any registered public accounting firm that it determines would be in the best interest of PREIT.

Board Recommendation

The Audit Committee of our Board of Trustees recommends that shareholders vote FOR the ratification of PREIT’s selection of KPMG as PREIT’s independent auditor to perform the audit of our financial statements for 2014.

Audit Committee Report

PREIT’s Audit Committee is governed by an amended and restated charter that was originally approved and adopted by PREIT on April 14, 2004. PREIT’s Board of Trustees has determined that all of the members of the Audit Committee are financially literate and independent under New York Stock Exchange listing rules and independent under PREIT’s own independence guidelines. Each member of the Audit Committee also meets the SEC’s additional independence requirements for audit committee members. In addition, PREIT’s Board of Trustees has determined that John J. Roberts is an “audit committee financial expert,” as defined by SEC rules.

PREIT’s management has primary responsibility for PREIT’s financial statements. KPMG LLP, PREIT’s independent auditor for 2013, is responsible for expressing an opinion on the conformity of PREIT’s audited financial statements with generally accepted accounting principles. Before PREIT’s Annual Report on Form 10-K for the year ended December 31, 2013 was filed with the SEC, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements of PREIT for the year ended December 31, 2013, which included the consolidated balance sheets of PREIT as of December 31, 2013 and 2012, the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2013, and the notes thereto. In connection with this review, the Audit Committee, among other things:

•	made inquiries of PREIT’s internal auditor and KPMG with respect to the reliability and integrity of PREIT’s accounting policies and financial reporting practices; and

•	reviewed with KPMG its views on the quality of PREIT’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The Audit Committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, which includes, among other items, matters related to the conduct of the audit of PREIT’s financial statements. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to PREIT’s Board of Trustees that PREIT’s audited financial statements be included in PREIT’s Annual Report on Form 10-K for the year ended December 31, 2013.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF TRUSTEES

John J. Roberts, Chair

Rosemarie B. Greco

Donald F. Mazziotti

Charles P. Pizzi

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor. The Audit Committee has delegated pre-approval authority between meetings of the Audit Committee to the Chair of the Audit Committee. The fees listed in the table below were properly pre-approved. The Audit Committee or its Chair considered the nature of the non-audit services provided by KPMG and determined that those services were compatible with the provision of independent audit services by KPMG.

Additional Information Regarding Our Independent Auditors

In addition to retaining KPMG to audit PREIT’s consolidated financial statements for 2013, PREIT retained KPMG to provide other auditing and advisory services in 2013. PREIT understands the need for KPMG to maintain objectivity and independence in its audit of PREIT’s financial statements.

The aggregate fees billed for professional services by KPMG in 2013 and 2012 for these various services were:

Type of Fees	2013	2012
Audit Fees	$725,000	$700,000
Audit-Related Fees	208,500	269,000
Tax Fees	63,100	59,500

Total	$996,600	$1,028,500

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees PREIT paid KPMG for professional services for the audit of PREIT’s consolidated financial statements included in PREIT’s Form 10-K, as amended, review of financial statements included in PREIT’s Forms 10-Q and for services that are normally provided by the accountant in connection with the review of other filings and consents; “audit-related fees” are fees for comfort letters and for work performed in connection with S-3 and S-8 registration statements and prospectus supplements thereunder; and “tax fees” are fees for tax compliance, tax preparation and other tax consultation related to transactions consummated by PREIT during 2013 and 2012.

OTHER MATTERS

PROPOSAL FOUR—

OTHER MATTERS

PREIT’s management knows of no matters other than those stated above to come before the meeting. However, if any other matters properly come before the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

Principal Security Holders

The following table shows information concerning beneficial ownership of PREIT’s common shares by the only persons known by PREIT as being the beneficial owner of more than 5% of PREIT’s common shares of beneficial interest based on PREIT’s review of publicly available filings made with the Securities and Exchange Commission by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Date of Applicable SEC Filing	Percent of Outstanding Shares as of March 31, 2014
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	9,216,800	13.4%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	8,305,219	12.1%

(1)	Based on a Schedule 13G/A filed with the SEC on February 11, 2014. As of December 31, 2013, the Vanguard Group, Inc. had sole voting power over 186,934 of the shares reported and sole dispositive power over 9,059,066 of the shares reported. Of these shares, Vanguard Specialized Funds-Vanguard REIT Index Fund held 4,607,281 shares, approximately 6.7% of the outstanding shares.

(2)	Based on a Schedule 13G/A filed with the SEC on January 10, 2014. BlackRock Inc. has sole voting power over 8,052,870 of the shares reported and sole dispositive power over all 8,305,219 of the shares reported. The shares are held in various BlackRock subsidiaries including BlackRock Japan Co. Ltd., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Fund Management Ireland Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd, BlackRock Advisors (UK) Limited, BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock (Luxembourg) S.A., BlackRock Institutional Trust Company, N.A. and BlackRock International Limited. Of these subsidiaries, only BlackRock Fund Advisors individually owns 5% or more of the outstanding shares.

Related Party Transactions Policy

The PREIT related party transactions policy requires that related party transactions be reviewed and approved or ratified by a special committee comprised of independent trustees. The Board of Trustees has appointed M. Walter D’Alessio, Chair, Leonard I. Korman and Donald F. Mazziotti as the members of the Special Committee. Any member of the Special Committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the Chair of the Special Committee, in the Special Committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, trustee, nominee for trustee or 5% shareholder of PREIT, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. Related party transaction means any transaction or series of similar transactions and any material amendment or modification to such a transaction:

•	involving an amount of at least $120,000 in which PREIT is a participant and in which a related party will have a direct or indirect material interest; and

•	that occurred subsequent to the adoption of the policy and has not previously been approved or ratified pursuant to the policy.

The related party transactions policy expressly excepts certain ordinary course transactions from the review, approval and ratification requirements of the policy.

The related party transactions policy requires executive officers and trustees of PREIT to notify PREIT’s General Counsel as soon as reasonably practicable of any potential related party transaction. PREIT’s General Counsel then determines whether the transaction requires compliance with the related party transactions policy. If the transaction is a related party transaction, full details of the transaction are submitted to the Special Committee. The Special Committee will then determine whether to ratify or approve the transaction. The Special Committee considers, among other things:

•	the terms of the transaction and whether the terms are fair to PREIT and are on the same basis as if the transaction did not involve a related party;

•	the reasons for PREIT to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee trustee;

•	whether the transaction presents an improper conflict for any trustee or executive officer of PREIT; and

•	the materiality of the transaction.

PREIT’s 2008 acquisition of an interest in a partnership owning an office building located within the boundaries of Cherry Hill Mall, discussed below, was approved pursuant to PREIT’s related party transactions policy. PREIT’s 2012 amendment to its office lease with an entity in which certain of its officers/trustees have an interest, discussed below, was also approved pursuant to PREIT’s related party transactions policy. Except as described below, none of the other transactions described below under “—Other Transactions and Matters” were reviewed, ratified or approved pursuant to PREIT’s related party transactions policy because each of the transactions was either entered into before PREIT adopted the policy or is not considered to be a related party transaction under the terms of the policy. Each of the transactions described below were, to the extent deemed necessary and appropriate by the Board of Trustees, reviewed and approved by PREIT’s Board of Trustees, the Special Committee and/or, as appropriate, the independent or non-employee members of PREIT’s Board of Trustees.

Tax Protection Agreement

On January 22, 2008, PREIT, PREIT Associates, L.P. and another subsidiary of PREIT entered into a Contribution Agreement with Bala Cynwyd Associates, L.P., City Line Associates, Ronald Rubin, George Rubin, Joseph Coradino and two other individuals regarding the acquisition of an office building located within the boundaries of PREIT’s Cherry Hill Mall. In connection with that agreement, PREIT and PREIT Associates agreed to provide tax protection to Ronald Rubin, George Rubin, Joseph Coradino and one other individual resulting from the sale of the office building during the eight years following the initial closing.

This tax protection agreement requires PREIT to make payments to the respective counterparties if PREIT takes certain actions, such as selling the property covered by the agreement, that trigger tax liabilities for the counterparties.

Other Transactions and Matters

PREIT-RUBIN, Inc. currently provides management, leasing and development services for seven properties owned by partnerships and other entities in which Ronald Rubin and George F. Rubin, collectively with members of their immediate families and affiliated entities, have significant ownership interests. Total revenue earned by PREIT-RUBIN, Inc. for such services was $0.3 million for the year ended December 31, 2013. In addition, the mother of Stephen B. Cohen, a former trustee of PREIT who did not stand for reelection in 2013, has an interest in one additional property for which PREIT-RUBIN, Inc. provides management, leasing and development services. Total revenues earned by PREIT-RUBIN, Inc. for such services were $0.5 million for the year ended December 31, 2013.

PREIT leases its principal executive offices from Bellevue Associates, an entity in which certain PREIT officers/trustees have an interest. In April 2012, PREIT entered into an amendment to its office lease with the landlord, effective June 1, 2012. The lease, as amended, is for approximately 58,000 square feet. The term of this agreement runs to October 31, 2019, and PREIT has the option to renew the amended office lease for up to two additional periods for an aggregate of 10 years, at the then-current market base rental rate calculated in accordance with the terms of the amended office lease. The first extension period shall be no less than three and no more than seven years, at our discretion, and the second shall be for 10 years less the number of years of the first extension. The base rent is approximately $1.2 million per year, increasing incrementally to approximately $1.4 million in 2019. PREIT’s total rent expense in 2013 under the amended lease was approximately $1.4 million. Ronald Rubin and George F. Rubin, collectively with members of their immediate families and affiliated entities, own approximately a 50% interest in Bellevue Associates.

In March 2012, a subsidiary of PREIT leased approximately 13,000 square feet at Voorhees Town Center to a health club which is owned by an entity in which Ronald Rubin and George F. Rubin, collectively with members of their immediate families and affiliated entities, indirectly own approximately a 50% interest. The lease did not provide for a minimum base rent, and instead provided that rent would be calculated based on a percentage of the health club’s sales. The lease also permitted the landlord to apply the first $100,000 of rent owed towards its improvements to the premises. The initial term of the lease was only four months. PREIT and the health club have commenced discussions regarding an extension of the term of the lease. During such discussions, the health club has continued to occupy the leased premises on the terms of the original lease. During 2012 and 2013, no rent was paid to PREIT under this lease. The Special Committee has reviewed the terms of this arrangement and authorized PREIT to seek an extension of the lease.

Ronald Rubin and George F. Rubin are brothers. George F. Rubin’s son, Daniel Rubin, was employed by a subsidiary of PREIT in 2013. Daniel Rubin is Vice President–Anchor Leasing of PREIT and his annual salary in 2013 was approximately $161,000 and in 2014 is approximately $161,000. In addition, Daniel Rubin received 2,571 restricted shares in 2013 valued at approximately $47,000 and he received commissions of approximately $36,000 for leasing activity in 2013. George F. Rubin’s son Timothy Rubin was previously employed by PREIT, and pursuant to an agreement he entered into at the time of his departure in October 2012, he received $26,000 per month through December 2013 as an independent contractor, he continued to work on two separate projects for the Company, and 11,046 restricted shares previously granted to him vested in February 2013.

Incorporation by Reference

The information contained in this Proxy Statement under the headings “Compensation Committee Report” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that PREIT specifically incorporates such information by reference in a filing.

Shareholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in PREIT’s proxy statement. Any shareholder desiring to have such a proposal included in PREIT’s proxy statement for the annual meeting to be held in 2015 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to PREIT’s executive offices by December 23, 2014.

Where a shareholder submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the shareholder must comply with the procedures set forth in our trust agreement. The written proposal must be received by our secretary on or before March 1, 2015 but no earlier than January 30, 2015 (unless our annual meeting is not within 30 days of the anniversary of the prior annual meeting, and then not later than the tenth business day following the date on which notice of the meeting was mailed or disclosed to the public, whichever occurs first). The notice to our secretary must contain or be accompanied by the information required by Section 11.J of our trust agreement which includes, among other things: (i) the name and address of the shareholder intending to bring the business before the meeting; (ii) a representation as to the class, series and number of shares that such shareholder owns of record or beneficially and the respective date or dates on which such shareholder acquired such ownership; (iii) a description of all proxies, agreements, arrangements or understandings between the proposing shareholder and any other person or entity (naming each such person or entity) pursuant to which such shareholder has any right to vote any shares; (iv) the general nature of the business which such shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the shareholder proposes that the shareholders adopt; (v) any material interest in such business by such shareholder, including any anticipated benefit; and (vi) with respect to such shareholder or affiliate of such shareholder, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position, hedged position, borrowing or lending of shares, synthetic or temporary ownership technique, swap, securities loan, option, warrant, convertible security, stock appreciation right, or any other right or security with a value derived, in part or in whole, from the value of any class or series of shares, directly or indirectly owned by such shareholder or affiliate of such shareholder) has been made, the effect or intent of which is to (A) mitigate loss to, or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any affiliate of such shareholder with respect to any shares, or (B) provide the shareholder or affiliate of such shareholder with an opportunity to receive directly or indirectly any gain from an increase or decrease in the value of the shares. In addition, the notice must be signed by a shareholder or shareholders entitled to vote at the meeting and holding, individually or collectively, at least two percent of the shares outstanding on the date of such notice. A copy of the full text of the relevant section of the trust agreement, which includes the complete list of the information that must be submitted to us before a shareholder may submit a proposal at the 2015 Annual Meeting, may be obtained upon written request directed to our secretary at our principal executive office. A copy of our trust agreement is also posted on our website at www.preit.com.

By Order of the Board of Trustees

Bruce Goldman

Secretary

April 22, 2014

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST THE BELLEVUE 200 S. BROAD STREET, 3rd Floor PHILADELPHIA, PA 19102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Pennsylvania Real Estate Investment Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends you vote FOR all nominees listed below:

		☐	☐	☐
1. Election of Trustees Nominees
01 Joseph F. Coradino 02 M. Walter D’Alessio 03 Rosemarie B. Greco 04 Leonard I. Korman
05 Donald F. Mazziotti 06 Mark E. Pasquerilla 07 Charles P. Pizzi 08 John J. Roberts
09 Ronald Rubin
The Board of Trustees recommends you vote FOR the following proposals:		For	Against	Abstain
2. ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.		☐	☐	☐
		For	Against	Abstain
3. RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2014.		☐	☐	☐
NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

You are urged to sign and return this Proxy so that you may be sure that these shares will be voted.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement on the Internet at www.preit.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

Annual Meeting of Shareholders

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

May 30, 2014

This Proxy is solicited on behalf of the Board of Trustees

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

The undersigned, revoking all prior proxies, hereby appoints Ronald Rubin, Joseph F. Coradino, M. Walter D’Alessio and Leonard I. Korman, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 11, 2014 at the Annual Meeting of Shareholders to be held on Friday, May 30, 2014 and at any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2014.

Continued and to be signed on reverse side